As filed with the Securities and Exchange Commission on August 15, 2005, Registration No.  333-124996

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cordia Corporation

(Name of small business issuer in its charter)

Nevada                                                     4813                                                        11-2917728

      (State or jurisdiction of                          (Primary Standard Industrial            (I.R.S. Employer Identification No.)

       incorporation or organization)                Classification Code Number)

2500 Silverstar Road, Suite 500

Orlando, Florida 32804

(407) 313-7090

(Address and telephone number of principle executive offices)

2500 Silverstar Road, Suite 500, Orlando, Florida 32804

(Address of principal place of business)

Joel Dupré, Chief Executive Officer

Cordia Corporation

445 Hamilton Avenue, Suite 408

White Plains, New York 10601

(Name, address and telephone number of agent for service)

With Copies to:

Maria A. Abbagnaro, General Counsel

Cordia Corporation

445 Hamilton Avenue, Suite 408

White Plains, New York 10601

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering                                                                                                             [ X ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering                                                                                                                                                [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement with the same offering                                                                                                                                             [     ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box               [     ]

	CALCULATION OF REGISTRATION FEE
Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per unit	price	registration fee

Common stock
0.001 par value (1)	1,500,000	$1.00	$1,500,000	$176.50

Common stock
0.001 par value (2)	750,000	$2.00	$1,500,000	$176.50

Common stock
0.001 par value (3)	750,000	$4.00	$3,000,000	$353.10

(1) Represents shares underlying series A convertible preferred stock, which are convertible into shares of Cordia
Corporation’s (“Cordia”) common stock.

(2) Represents shares underlying warrant A, which may be exchanged for common stock at an Exercise Price of
$2.00 per share. Warrant A expires on March 3, 2008.

(3) Represents shares underlying warrant B, which may be exchanged for common stock at an Exercise Price of
$4.00 per share. Warrant B expires on March 3, 2009.

The registration fee in the amount of $706.10 was previously paid when this Registration No. 333-124996 was previously filed on May 17, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

PROSPECTUS

CORDIA CORPORATION

3,000,000 shares of Common Stock, 0.001 par value

This prospectus relates to periodic offers and resale of an aggregate 3,000,000 shares of our common stock held by Barron Partners, L.P., the selling security holder, which includes:

1,500,000 shares of our common stock underlying series A convertible preferred stock, and

1,500,000 shares of our common stock underlying common stock purchase warrants.

All shares are being offered through the selling security holder.  We will not receive any proceeds from the sale of the shares by the selling security holder. The shares of common stock are being offered for sale by the selling security holder at prices established on the OTC Bulletin Board (“OTCBB”) or other trading markets or exchanges where our stock trades or by agreement between selling security holder and the buyer during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.  Our common stock is quoted on the OTCBB under the symbol "CORG.OB." On  August 12,  2005 the closing price for our common stock was $1.99 per share.

A current prospectus must be in effect at the time of the sale of the shares of common stock offered herein.  Each selling security holder of the common stock is required to deliver a current prospectus upon the sale.  In addition, for the purposes of the Securities Act of 1933, selling security holder may be deemed an underwriter.  Therefore, the selling security holder may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2005.

Prospectus Summary

This summary highlights information contained in this prospectus and may not contain all of the information that should be considered prior to investing in our shares.  We encourage you to read this prospectus in its entirety, with particular attention to the information under “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

THE OFFERING

Securities offered by selling security holder	3,000,000 shares of common stock

Common stock outstanding before the offering	4,607,210

Common stock to be outstanding after the offering	7,607,210

Use of proceeds

We will not receive any proceeds from the sale of shares of common stock offered in this prospectus, other than the exercise price, to be paid upon selling security holder’s exercise of outstanding warrants.  See “Use of Proceeds” beginning on page 6.

OTC bulletin board symbol	CORG.OB

Risks

As part of your evaluation, you should take into account not only our business approach and strategy, but also special risks we face in our business.  For a detailed discussion of these risks and others, see “Risk Factors” beginning on page 2.

Overview

Cordia Corporation is a communications services firm generating a majority of our revenue, approximately 98% at June 30, 2005,  through the retail telecommunications products and services that we are able to offer our customers by leasing the underlying network of larger telecommunications carriers.  We currently provide Internet access, local exchange, domestic and international long distance telecommunications services and a full suite of local features and calling plans with service offerings to small business and residential consumers in New Jersey, New York and Pennsylvania.

In addition to our suite of telecommunications service offerings, we generate revenue from our web-based service offerings, which include the solutions we provide on an outsourced basis to other telecommunications service providers.  We provide a secure Internet enabled operating support system through user-friendly web client front ends, which we refer to as Workspaces that serve as an interface for integration with our software systems.  Through our Workspaces, via the Internet and without having to install software, clients are able to log on to our operating support system and integrate with our platform so that they can carry out the core functions of a telecommunications provider such as data interconnection, rate plan administration, rating and invoicing, ticketing and transaction posting.  These functions are described in more detail in our Description of Business section under the heading Cordia Communications Corp.  We also outsource tasks incident to the provision of telecommunications services such as provisioning, which is the actual conversion of an end-user from their previous carrier to our clients’ telecommunications platform, order entry, repair, Level 1 customer service in that we handle all inbound calls, collections, and margin integrity, which involves margin and wholesale costs analysis to assess profitability on accounts.  We believe our outsourced services are attractive because it is not a pre-packaged all or nothing product; the customer has the power to assess their organization and then adopt and utilize only the functions they believe will increase their own profitability.  We also resell local telecommunications services directly to other telecommunications carriers.

In response to the rapid global acceptance of the Internet and standardized Internet Protocol (“IP”) technologies and in recognition of the opportunity created to globally deliver voice communications service over the Internet and IP networks, we have decided to broaden the scope of our offerings to include Voice over Internet Protocol (“VoIP”) network services.  We believe that our experience in both system development and telecommunications provides us with the knowledge and ability to benefit from the voice over broadband trend allowing us to participate in the opportunities in retail, wholesale and outsourced services generated from the rapid growth of VoIP. We intend to offer consumers, businesses and wholesale customers VoIP solutions enabling delivery of voice services over any broadband IP connection including dedicated and third-party DSL, cable modems, T-carrier and wireless circuits.  We commenced internal and external beta testing of our IP based telecommunications offerings during the second quarter of 2004 and launched our initial rollout of VoIP in June 2005.  We believe revenues attributable to this service offering will be minimal during 2005, representing approximately less than 1% of total revenue.

Summary of Financial Information

We reported revenues of approximately $19,312,000 and net income of approximately $861,000 or $0.19 per share for the six-month period ended June 30, 2005.  At June 30, 2005,  we had cash and cash equivalents of approximately $265,000 and positive working capital of approximately $685,000, which represented an increase in working capital of approximately $1,770,000 from the deficit reported at December 31, 2004 of approximately ($1,085,000). At June 30, 2005, we reported an accumulated deficit of approximately ($3,721,000) and for the year ended December 31, 2004 we reported a net loss of approximately ($170,000).  The increase in our working capital is related to funds received as a result of the completion of a private placement of series A convertible preferred stock in which we raised $1,500,000 offset against expenditures and resulting accounts payable, which were necessary to grow our telecommunications business. We believe our revenue stream will increase as we continue to grow our customer base during 2005, allowing us to continue to meet our existing and new financial obligations while maintaining a level of profitability.  Our accompanying financial statements for the year ended December 31, 2004, have been audited by Lazar Levine & Felix, LLP, independent registered accounting firm.  As discussed in Note 1 to the financial statements, our auditors have indicated there is substantial doubt about Cordia’s ability to continue as a going concern due to our recurring losses from operations.

Corporate Information

We were incorporated in 1988 in New York and changed domicile to Nevada in April 2000.  Our principal office is located at 2500 Silverstar Road, Suite 500, Orlando, Florida, 32804.  Our telephone number at this location is (407) 313-7000.  We also maintain a regional office in White Plains, New York.

Risk Factors

An investment in our common stock involves a high degree of risk, and should not be made by anyone who cannot afford to lose his or her entire investment.  You should consider carefully the risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our common stock.  Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment if any of the following risks were to occur.

Prior to the period ended March 31, 2005, we have never reported net income from operations or positive working capital.  Even with recent profits and capital infusions, our operations are tenuous and any downturn in business, even minor, could result in renewed losses and liquidity issues.

The three-month period ended March 31, 2005, was the first reporting period that we have operating income, reporting approximately $423,000 or $0.09 per share in net income.  Prior to that period, and since our inception, we have generated operating losses.  The net losses increased during the last two fiscal years primarily due to the large initial expenses we incurred from corporate staffing, system development and sales and marketing.  For the twelve-month period ended December 31, 2004, we reported a net loss of approximately ($170,000) or ($0.04) per share.

At June 30, 2005, we had cash and cash equivalents of approximately $265,000 and positive working capital of approximately $685,000 as compared to December 31, 2004, when we had cash and cash equivalents of approximately $300,000 and a working capital deficit of approximately ($1,085,000).

We believed that our cash and cash equivalent assets at December 31, 2004, would not provide us with sufficient liquidity to (a) continue to grow our telecommunications and outsourced service businesses and (b) to increase our expenditures on our planned rollout of VoIP and wireless services.  In recognition of the potential need for additional working capital, management completed a $1,500,000 private placement on March 7, 2005, involving the issuance of series A convertible preferred stock and warrants. Today, we believe that our current cash and cash equivalent assets plus our recent profits will provide us with sufficient liquidity to continue telecommunications operations and VoIP development.  We do, however, recognize the limiting effect that our liquidity has on our growth rate and management may seek additional sources of capital to neutralize this limitation.   Our plan of operations anticipates continued growth of our customer base.  Any restrictions in our planned growth due to our limited capital resources will harm our ability to maintain and grow our profitability.

Our dependency on underlying service providers may limit our profitability through increased operating costs and potential supply limitations.

In order to provide telecommunications service, we lease our underlying network from larger telecommunications carriers known as Incumbent Local Exchange Carriers (“ILECs”) such as Verizon Communications Inc. (“Verizon”) BellSouth Corporation, Qwest Communications International, Inc, (“Qwest”) and SBC Communications Inc.   During 2004, we were able to negotiate wholesale agreements with Verizon and Qwest to ensure the continued supply of telecommunications offerings.  These agreements provide for surcharges and higher costs than our previous arrangements, which were federally mandated for all small telecommunications providers.  Assuming we do not continue to grow our customer base, and based on our current costs associated with providing service, as of the date of this filing, we will experience an initial 10% increase in operating costs equal to approximately $1.8 million in total service costs.  This increase will continue over the term of the Verizon agreement to over 20%. Assuming our customer base remains a constant, total service costs will equal approximately $4.8 million.  These costs will increase in direct correlation to the growth rate of our customer base.  Our agreement with Verizon is for a term of five (5) years and our agreement with Qwest is for a term of three and one half (3.5) years.  Both agreements may be terminated for material breach, including, but not limited to default in payment, upon written notice and defaulting party’s failure to cure. Geographically, these agreements cover all the territories in which we are licensed to operate as a telecommunications carrier.  Please see the description of Cordia Communications Corp. under the Description of Business heading for a listing of our state licenses. As we seek to expand into additional regions, we will have to negotiate additional agreements, which may not be as favorable as the previously mandated cost arrangements and may affect our profits.

Our reliance on our underlying carrier to offer telecommunications services may affect our ability to attract customers and our reputation in the telecommunications industry.

The services we wish to offer our customers are not always made readily available to us on a resale basis while the ILEC is able to offer them directly to the customer making the ILEC a more attractive service provider.   These unavailable services, include but are not limited to, point to point service, local data circuit service, trademarked service such as identacall, dedicated primary rate interface service, high density local circuit service, and services that utilize the underlying carrier’s fiber network.  A further element of risk is that we depend on the ILEC to process our orders, address repair issues and install new lines.  In the past, we have experienced difficulty with regard to the underlying carrier’s timeliness in processing new orders, addressing repair issues, and installing new lines.   Specifically, there have been occasions when our underlying carrier’s repair technicians, dispatched at Cordia’s request, have failed to arrive or were late at a customer’s premises for repair issues or new installations.  The difficulty we encounter with the ILEC in its response to these issues can adversely effect our reputation and good will in the telecommunications industry and in essence affect our ability to attract customers and reach a level of profitability.

Our lack of capital limits our ability to compete in the market place, which can adversely affect our market share, revenue and gross margins.

We face increasing competition in the traditional telecommunications and VoIP industry.  Our business model requires that we reach a certain customer line count and we maintain this level.  Failure to reach this level will affect our ability to remain profitable and may result in liquidity issues.  If we fail to compete effectively or if we experience reduced market share from increased competition, our business will be adversely affected.  We believe some of the competitive factors in our market include:

(1)

Service functionality, quality and performance;

(2)

Ease of use, reliability and security of devices;

(3)

Establishing a significant base of customers and distribution partners;

(4)

Ability to introduce new services to the market in a timely manner;

(5)

Customer service and support; and

(6)

Pricing

Although we do not currently compete against any one entity with respect to all aspects of our service offerings, there are multiple competitors that provide products and services that are similar or the same as ours.  The most significant competitors in the territories we currently offer, and plan to offer, traditional wire line service are Verizon and Qwest. We also compete with other larger competitive local exchange carriers and resellers.  Our competitors in VoIP service offerings are Vonage, AT&T and cable companies that are bundling voice service with their other cable services.  All of these competitors, and those that are not specifically referenced, have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and greater financial, technical and marketing resources than Cordia.    These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can.  Our competitors may develop offerings that we do not have or are more sophisticated than our own.  For these reasons, our competitor’s products and services may achieve greater acceptance in the marketplace than our own.  This will limit our ability to gain market share and affect our ability to generate revenues to achieve a profitable level of operations.  Our failure to adequately address these factors could harm our business and results of operations.

Our continued profitability in this industry will be dependent on our ability to keep up with technological innovations and ever-constant evolving industry standards.  The nature of the industry threatens us with becoming obsolete if we fail to use technology effectively, or fail to develop our technical expertise and enhance our service offerings.

Our competitors have greater capital and resources allowing them to attract developers and other individuals with technological expertise to promote rapid technological advancement and quicker rollout of new products and services.  The advantage that competitors may have over us can adversely affect our business financial conditions and results of operations.

We are a small company that relies on a few significant employees to ensure that our business operates efficiently.  If we were to lose one of these employees it would effect our business operations and we would experience difficulty in replacing one of these employees.

Other larger companies have greater capital resources and therefore greater recruitment capability than Cordia.  This may limit our ability to hire new talent and retain current significant employees. We have a very small staff of executives and significant employees.  We rely on our executive officers, senior management and significant employees to ensure that our telecommunications business operates efficiently.  The loss of such an employee could harm our business, and it should be noted that all of our employees are at-will.  We believe that our success in this business depends on our ability to continue to attract and retain highly skilled and knowledgeable telecommunications staff.

Government regulation of traditional telecommunications and VoIP can result in an increased cost of operations thus delaying our reaching a level of profitability.

Since the Telecommunications Act of 1996, telecommunications services and local exchange carriers have been highly regulated at the state and federal level.  Over the last several years, the Federal Communications Commission (“FCC”) and the courts have been working to change the obligations that underlying carriers have to competitive local exchange carriers.  The ongoing changes in the regulatory environment could adversely affect our business, financial condition or results of operations by increasing our cost of operations and limiting access to the underlying carrier’s network.  To minimize these potential adverse affects, we entered into multi-year, multi-state commercial agreements with Verizon and Qwest.  Our ability to enter into additional agreements is uncertain.  The current agreements have stretched our resources by increasing our costs and restricting our cash and will have an initial affect of limiting our growth.  The cash restriction is a result of opening certificates of deposit in the amount of $1,350,000 to secure letters of credit with Verizon.  Without the recent financing we may not have been able to comply with the financial terms of our agreements with Verizon and Qwest, specifically posting the letters of credit with Verizon.

To date, the FCC has not regulated VoIP.  While the FCC has initiated a proceeding to examine its role in the Internet based environment for voice services its current position will allow us, we believe, entrance into this newly emerging marketplace to grow our VoIP business both domestically and internationally. Similarly, the FCC currently views resale wireless services as an unregulated service and as a result, entrants into this market avoid the regulatory expenses involved in filing an application with the appropriate regulatory agency for authority to offer this service to consumers.  It is important to note, that although VoIP service is an unregulated activity there is uncertainty with respect to the future direction of the FCC and future regulations and their impact on our business operations with respect to this service.  We would, however, anticipate any regulation to increase our costs associated with providing VoIP service and affect our profit margin.

Failure of customers to pay bills in a timely manner adversely affects our ability to pay our underlying network provider.

We are responsible for timely payment to our underlying carriers for use of their networks to provide telecommunications service to our customers.  We depend on our customer’s payment of their bills so that we can pay our underlying carrier for network access.  Delinquency or non-payment of our customers stresses our liquidity and in some instances may affect our ability to timely pay our suppliers. If we are unable to pay or are late in paying our underlying network provider we may experience a suspension of service, resulting in an interruption of our customer’s telecommunications service.

Our customer base consists of small businesses and residential consumers.  In some instances, we may have difficulty in collecting amounts due on a timely basis.  This failure to collect amounts due in a timely manner may adversely affect our business, financial condition, results of operations and cash flow.  At June 30, 2005, we reported approximately $2,946,000 in allowance for doubtful accounts as compared to $627,000 at December 31, 2004.  Unless we are able to increase our cash reserves or our borrowing capability we may continue to have liquidity issues from bad debt.

Cordia’s shares will be considered a "penny stock" and be subject to rules which limit the shares ability to be sold.

Our common stock is quoted on the OTCBB and currently trades below $5.00 per share.  For much of our history our shares have been treated as "penny stock" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks.  These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market.  In general, penny stocks are low priced securities that do not have a very high trading volume.   Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.  Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or “accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule relating to the penny stock.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities.  A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The market for our common stock is limited and there are no assurances an active market for our common stock will ever develop.  Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment.

The selling security holder’s conversion of series A convertible preferred stock and exercise of warrants may result in the dilution of voting power of common stock held by existing stockholders.

The selling security holder may convert an aggregate of 1,500,000 shares of series A convertible preferred stock and exercise an aggregate of 1,500,000 warrants resulting in an additional 3,000,000 shares of our outstanding common stock.  Currently there are 4,607,210 shares common stock that are outstanding. The terms of the stock purchase agreement limit the number of shares of convertible preferred stock the selling security holder may convert into common stock if the conversion would result in the selling security holder beneficially owning more than 4.99% of the then outstanding number of shares of common stock on that day.  This limitation may be waived by the selling security holder.  If the selling security holder waived this restriction and converts all of its shares of series A convertible preferred and exercises all of its warrants it would beneficially own 39% of the then outstanding shares of common stock effectively reducing the proportionate ownership and voting power of common stock held by existing shareholders.

The shares available for future resale under this registration statement can adversely affect the market price of our common stock.

To date, we have had limited trading volume in our common stock.  We filed this registration statement with the Securities and Exchange Commission covering the resale by the selling security holder of an aggregate of 3,000,000 shares of our common stock.  Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock.

The warrants are subject to certain conditions which will result in an adjustment of the exercise price thereby reducing our anticipated cash received from the exercise of the warrants and which will reduce our anticipated shareholder’s equity.

For failure to meet the annual EBIDTA requirement the warrant price shall be reduced.  This reduction shall be made on a proportionate basis if our EBIDTA earnings fall below $0.25 per share.  For example, if Cordia earns $0.20 per share, or 20% below $0.25 per share then the warrant exercise price shall be reduced by 20%.  If Cordia’s EBIDTA earnings are less than or equal to $0.025 per share, or we experience a loss, the warrant exercise price shall be reduced by 90%.  As of this filing, we believe we are on track to meet our EBIDTA target for 2005.  If Cordia sells, grants or issues any shares, options, warrants or any instrument convertible into shares or equity in any form below $1.00 per share the warrant exercise price shall be reduced proportionately, except for newly issued options, warrants and shares to Cordia’s management, employees and consultants up to five (5) percent of fully dilute outstanding shares each year.

We are not yet certified as being in compliance with the internal control rules required by the Sarbanes-Oxley Act of 2002.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management’s internal controls over financial reporting in their annual reports, including Form 10-KSB.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of our internal controls.  We were not subject to these requirements for the fiscal year ended December 31, 2004, however we will be subject to these requirement for the fiscal year ending December 31, 2006.  Although we have been taking steps to improve our internal and management controls, our independent registered public accounting firm has not reviewed our internal controls.

While we expect to expend significant resources over the next few months in developing the necessary documentation and testing procedures required by Section 404 of Sarbanes-Oxley of 2002, there is a risk that we will not comply with all of the requirements imposed by this rule.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot correct in a timely manner or we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit or our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds upon the resale of shares by the selling security holder. Any proceeds that we receive will be from the selling security holder upon the exercise of the outstanding warrants.  The aggregate proceeds that we will receive if selling security holder exercises all outstanding warrants and if we reach our annual EBIDTA earning requirement of $0.25 per share is $4,500,000.  A reduction in the exercise price of the warrants will occur on a proportionate basis in the event that our EBIDTA earnings fall below $0.25 per share.  If annual EBIDTA earnings are less than or equal to $0.025 per share, or we experience a loss, the warrant exercise price shall be reduced by 90%.  Therefore, at a minimum we will receive an aggregate of $450,000. We will use these proceeds for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised or that any of the series A convertible preferred stock will be converted.

Determination of Offering Price

Our common stock will be offered by the selling security holder in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be resold directly by the selling security holder in the open market at prevailing prices or through negotiations between selling security holder and prospective buyer or through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

Selling Security Holder

The selling security holder is Barron Partners, L.P., a Delaware limited partnership, with offices at 730 Fifth Avenue, 9th Floor New York, New York 10019.  Andrew Barron Worden holds voting and investment control of selling security holder. The selling security holder has never in the past nor currently holds a position or office with Cordia.  The selling security holder has not had any material relationship with Cordia during the last three (3) years.  The selling security holder is not a registered broker-dealer or an affiliate of a registered broker-dealer.

On March 3, 2005, Cordia and the selling security holder executed a preferred stock purchase agreement which involved the sale of 1,500,000 shares of series A convertible preferred stock and 1,500,000 warrants, both of which underlie an aggregate 3,000,000 shares of our common stock for a purchase price of $1,500,000.  The closing for this transaction occurred on March 7, 2005.

The selling security holder’s holdings represent an aggregate of 3,000,000 shares of common stock in the form of 1,500,000 shares of series A convertible preferred stock and an aggregate of 1,500,000 warrants.  The selling security holder proposes to offer all of its holdings for sale after this registration becomes effective and upon conversion of series A convertible preferred stock and exercise of warrants.

Plan of Distribution

The selling security holder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holder may use any of the following methods when selling shares:

(1)

Ordinary brokerage transaction and transactions in which the broker-dealer solicits purchasers;

(2)

Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(3)

Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(4)

An exchange distribution in accordance with the rules of the applicable exchange or privately negotiated transactions;

(5)

Short sales after this registration becomes effective;

(6)

Broker dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

(7)

A combination of any such methods of sale; or

(8)

Any other method permitted pursuant to applicable law.

The selling security holder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. We may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling security holder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holder to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus.

The selling security holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holder to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling security holder acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holder.  This rule generally prohibits market making activities and purchase and sales within certain time frames by selling security holder.

Legal Proceedings

We are not currently a party to any legal proceedings that we believe will have a material adverse effect on our financial condition or results of operations.

Directors, Executive Officers, Promoters and Control Persons

The following table identifies all directors and executive officers:

		Principal Occupation for Past Five Years and
Name	Age	Current Public Directorships or Trusteeships

Joel Dupré	52

Chairman of the Board and Chief Executive Officer since May 2005.  Mr. Dupré has twenty-five (25) years experience in domestic and international trade.  He is currently developing Cordia’s international VoIP service offerings and marketing strategy.  He formed One Dot Source, LLC in 2000, an international sourcing company providing private label import programs to America’s mass merchandisers. Mr. Dupré also served as Chairman of the Board for eLEC Communications Corp. (“eLEC”) from 1995-2005.  eLEC operates as a competitive local exchange carrier through its subsidiaries.

Patrick Freeman	38

Director, Chief Operating Officer and President of Cordia.  Mr. Freeman has served as Director, Chief Executive Officer and President of Cordia since December 2002, recently resigning from his role as Chief Executive Officer as part of efforts to diversify management roles and responsibilities to provide better internal roles and structure.  Mr. Freeman also served as Chief Executive Officer and President of Cordia’s subsidiary, Cordia Communications Corp., from December 2002 to January 2005.  Prior to his service with Cordia, Mr. Freeman served as Director of Billing Service and then as Vice President of Telecommunications Services at eLEC where he managed billing and wholesale services divisions from April 2000 to December 2002.

Lorie M. Guerrera	36

Chief Accounting Officer and Treasurer of Cordia since September 2001.  Prior to her service with Cordia, Ms. Guerrera was employed by Crescent Telephone Company, Inc.  where she started as a Senior Accountant in 1994 and resigned from the position of Chief Financial Officer in 2001.  Ms. Guerrera holds a BS in Accounting and an M.B.A with an emphasis on International Business and Global Expansion.

Wesly Minella	40

Director and Secretary of Cordia since March 2001 and President and Chief Operating Officer of its subsidiary, Cordia Communications Corp., since January 2005.  Prior to his service with Cordia, Mr. Minella was employed by eLEC from September 1999 through January 2005, where he served as Director of Operations and oversaw operations for two of its operating subsidiaries, New Rochelle Telephone Corp. and Telecarrier Services Inc.  From September 1999 to December 2002, Mr. Minella served as Vice President of Operations of Essex Communications Inc., a competitive local exchange carrier and former subsidiary of eLEC.

John Scagnelli	52

Director since December 2000.  From his initial election as Director until May 2005, Mr. Scagnelli served as Chairman of the Board.  Mr. Scagnelli has twenty-four (24) years experience in the data processing industry and has served as Eastern Regional Sales Manager for Lawson Software since September 2004.  Prior to his service with Lawson Software, from June 2003, he served as Regional Sales Manager for the East Coast for Cognos Corporation, offering business analysis, budgeting and planning applications.  From September 1999 to June 2003, Mr. Scagnelli served as the Sales Director for Hyperion Solutions, Inc., a business analysis software solution provider.

Gandolfo Verra	57

Director since May 2005.  Mr. Verra has thirty-five (35) years experience in Finance and Accounting.  He possesses a BBA in Accounting and a Masters of Science in Taxation from Pace University.  Since April 1988, he has been employed as Controller for eLEC.

The following table identifies significant employees who are not directors and/or officers of Cordia or nominated to serve as such:

Maria Abbagnaro	30

General Counsel.  Ms. Abbagnaro has served as counsel for Cordia since December 2001.  Prior to 2001, since earning her Juris Doctor in 2000, she served as Director of Regulatory Affairs for eLEC.  Ms. Abbagnaro is admitted to practice law in Connecticut, New York and the United States District Court, District of Connecticut.

Alexander Minella	46

General Manager Telecommunications Division. For the last five years, Mr. Minella has been Managing Member of Geils Ventures LLC, a private venture capital company. For the last three years, Mr. Minella has been the General Manager of Cordia’s telecommunications businesses. Mr. Minella was a founder of Essex Communications Inc., which was sold to eLEC in February 1998, and Access One Communications Inc., which was sold to Talk America Holdings Inc., in August 2000.

Family Relationships

John Scagnelli and Wesly Minella are related through marriage.

None of the aforementioned directors or executive officers have during the last five (5) years, filed for bankruptcy, was convicted in a criminal proceeding or was the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 5, 2005, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of Cordia to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all directors of Cordia and all executive officers and directors of Cordia as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 4,607,210 shares of common stock outstanding as of August 5, 2005, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

	Amount and Nature of	Percentage of Outstanding
Name and Address of Beneficial Owner	Beneficial Owner	Common stock

Principal Shareholders
Patrick Freeman	730,000	15.84%
2500 Silverstar Road, Suite 500
Orlando, Florida 32804

Geils Ventures, LLC	2,000,000	43.41%
1866 Leithsville Road, #301
Hellertown, Pennsylvania 18055

Alexander Minella	2,482,940	53.90%
1866 Leithsville Road, #301
Hellertown, Pennsylvania 18055

Officers and Directors

Joel Dupré	25,000	0.54%
445 Hamilton Avenue, Suite 408
White Plains, New York 10601

Patrick Freeman	See information above

Lorie Guerrera	80,000	1.74%
445 Hamilton Avenue, Suite 408
White Plains, New York 10601

Wesly Minella	105,700	2.29%
445 Hamilton Avenue, Suite 408
White Plains, New York 10601

John Scagnelli	82,450	1.79%
445 Hamilton Avenue, Suite 408
White Plains, New York 10601

Gandolfo Verra	None	0%
445 Hamilton Avenue, Suite 408
White Plains, New York 10601

All directors and executive officers of the
Company as a group (six individuals)	973,150	21.12%

Patrick Freeman’s holdings consist of currently exercisable options to purchase 600,000 shares of common stock, 60,000 restricted shares of common stock and 70,000 shares of common stock.

Alexander Minella’s holdings includes (i) 55,000 shares of common stock that may be purchased under currently exercisable options, (ii) 34,690 shares of common stock, (iii) 58,250 shares of common stock owned by Lynn Minella (Mr. Minella’s spouse), (iv) 90,000 shares of common stock held on behalf of Alexander Minella in a custodial account, (iv) 100,000 shares of common stock held on behalf of Lauren Minella in a custodial account, and (v) 145,000 shares of common stock owned by Zoom2Net Corp.  Mr. Minella is the sole shareholder and officer of Zoom2Net Corp. Mr. Minella is also the 5% owner and managing member of Geils Ventures, LLC.  The remaining ownership interest in Geils is held by Lynn Minella with a 5% ownership interest and the balance held by Mr. Minella’s children in equal parts.

Joel Dupré’s holdings consist of currently exercisable options to purchase 25,000 shares of common stock.

Lorie Guerrera’s holdings consist of currently exercisable options to purchase 50,000 shares of common stock and 30,000 restricted shares of common stock.

Wesly Minella’s holdings consist of currently exercisable options to purchase 50,000 shares of common stock and 30,000 restricted shares of common stock and 700 shares of common stock.

John Scagnelli’s holdings consist of currently exercisable options to purchase 50,000 shares of common stock, 32,450 restricted shares of common stock.

Barron Partners LP holds 1,500,000 shares of series A convertible preferred stock and an aggregate of 1,500,000 warrants.  Warrant A underlies 750,000 shares of common stock with an Exercise Price of $2.00 per share and warrant B underlies 750,000 shares of common stock with an Exercise Price of $4.00 per share.

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.  As of August 5, 2005, there were 4,607,210 shares of common stock outstanding and 1,500,000 shares of preferred stock outstanding.   The following description is a summary of our securities and contains the material terms of our securities.  Additional information can be found in our articles of incorporation, bylaws and other documents discussed below.

Selling security holder is offering 3,000,000 shares of our common stock underlying 1,500,000 shares of series A convertible preferred stock and an aggregate of 1,500,000 warrants.  The series A convertible preferred shall be convertible into shares of common stock at any time after notice is given by the preferred stock holder. Warrant A entitles the holder to purchase a total of 750,000 shares of common stock at an exercise price of $2.00 and warrant B entitles the holder to purchase a total of 750,000 shares of common stock at an exercise price of $4.00 per share.

The selling security holder shall have the right of first refusal as to any future financing by the company at one hundred percent (100%) of the offering price. We shall send selling security holder, where practicable written notice describing the terms of the offer and price range and selling security holder shall have ten (10) business days from receipt to agree to the terms of the offer.  Failure to accept the offer will be deemed a rejection and forfeiture of the right of first refusal for that transaction. We then have thirty (30) days to close the financing transaction with a third party otherwise we must re-offer the opportunity to the selling security holder.  The selling security holder may exercise this right for a period of three (3) years or until the aggregate common shares underlying the outstanding preferred stock and warrants equal 300,000 shares, whichever occurs first.  In addition, certain “insiders” are prohibited from selling a certain portion of their shares for a period of three (3) years or until the aggregate common shares underlying the outstanding preferred stock and warrants equal 300,000 shares, whichever occurs first.  The term “insiders” has been defined by the selling security holder and Cordia to refer to Patrick Freeman, Wesly Minella, John Scagnelli and Geils Ventures, LLC.  The restriction on sale applies only to the option to purchase 600,000 shares of common stock and 60,000 shares of restricted common stock held by Mr. Freeman, the option to purchase 50,000 shares of common stock and 30,000 shares of restricted common stock held by Mr. Minella, the option to purchase 50,000 shares of common stock and 32,450 shares of restricted common stock held by Mr. Scagnelli and the 2,000,000 shares of restricted common stock held by Geils Ventures, LLC.

Common stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which, the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only common stock entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series.

Series A Convertible Preferred Stock

The 1,500,000 shares of outstanding series A convertible preferred stock are convertible into an equal number of shares of common stock at the option of the holder, at any time after originally issued, upon written notice to Cordia.  All of the preferred stock shall be automatically converted into common stock upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a change of control of Cordia or if after any time during three years from the date of closing the shares are included in a registration statement filed with the Securities and Exchange Commission under the Securities Act, which has been effective for an aggregate period of three (3) months and the common stock has been trading at or above $1.00 for a period of twenty (20) consecutive trading days.  Cordia shall not effect any conversion of the preferred stock and the holder shall not have the right to convert any portion of the preferred stock to the extent that after giving effect to such conversion, the holder would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion.  The holder may revoke the aforementioned 4.99% ownership restriction upon sixty-one (61) day written notice to Cordia.

Certain corporate action requires adjustments to the exercise price of the warrants.  These corporate actions include stock dividends or other distribution of our capital stock, which is payable in shares of common stock or options to purchase common stock; subdivision by a forward split of our outstanding shares or common stock; reverse split our shares of common stock; or the issuance by means of reclassification of shares of common stock any shares of capital stock of Cordia.  If such events occur, the conversion price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding treasury shares) outstanding before such event and of which the denominator shall be the number of shares of common stock after such event.

Warrants

We have an aggregate of 1,500,000 warrants outstanding in the form of warrant A and warrant B.  Warrant A represents 750,000 shares of common stock at an exercise price of $2.00 per share and expires on March 3, 2008.   This warrant is subject to a call by Cordia if during the period from six months and one day from the initial issuance of the warrant until March 3, 2008 the closing public market price of Cordia’s common stock is equal to or in excess of $3.00 for a period of twenty consecutive trading days and this registration statement is effective.

Warrant B represents 750,000 shares of common stock at an exercise price of $4.00 per share and expires on March 3, 2009. This warrant is subject to a call by Cordia if during the period from six months and one day from the initial issuance of the warrant until March 3, 2009 the closing public market price of Cordia’s common stock is equal to or in excess of $6.00 for a period of twenty consecutive trading days and this registration statement is effective.

The exercise price of both warrants is subject to adjustment for stock splits, stock dividends and/or recapitalizations; reorganizations, consolidation and/or merger; and in case of any readjustment in the price or kind of securities issuable on the exercise of the warrant.  In addition, until March 3, 2008 or when the aggregate number of common shares underlying the series A convertible preferred stock and warrants equal three hundred thousand (300,000) shares or less, whichever occurs first, the warrants are subject to adjustment if we fail to meet an annual EBIDTA requirement of $0.25 per share for fiscal year 2005 or if we sell, grant or issue any shares, options, warrants, or any instrument convertible into shares or equity in any form below $1.00 per share.  For failure to meet the annual EBIDTA requirement, the warrant price shall be reduced proportionately if the EBIDTA earnings are between $0.25 and $0.025 per share.  For EBIDTA falling between $0.25 and $0.025, such exercise price shall be reduced on a proportionate level as EBIDTA falls below $0.25.  For example, if Cordia earns $0.20 per share, or 20% below $0.25 per share then the warrant exercise price shall be reduced by 20%.  For EBIDTA below $0.025 a 90% reduction occurs.  If Cordia sells, grants or issues any shares, options, warrants or any instrument convertible into shares or equity in any form below $1.00 per share the warrant exercise price shall be reduced proportionately, except for newly issued options, warrants and shares to Cordia’s management, employees and consultants up to five (5) percent of fully dilute outstanding shares each year.

Registration Rights Agreement

In connection with the preferred stock purchase Agreement dated March 3, 2005, we entered into a registration rights agreement, pursuant to which we agreed to file a registration statement covering the resale of the shares of our common stock issued under the preferred stock purchase agreement and upon the exercise of the warrants issued under the preferred stock purchase agreement no later than May 3, 2005, and to use our reasonable commercial efforts to cause such registration statement to be declared effective no later than 180 days after such date. We entered into an amendment to the registration rights agreement on April 25, 2005, postponing the registration statement filing deadline until on or before May 17, 2005 so we could include our quarterly financials in the registration statement.  In addition, pursuant to the terms of the registration rights agreement, we must use our reasonable commercial efforts to keep the registration statements continuously effective under the Securities Act until the earlier of (i) three years after the exercise price of the warrants is equal to or greater than the average closing offer price of the stock for a period of 20 consecutive trading days or (ii) until such time as all of the securities, which are subject of such registration statement cease to be Registrable Securities. Cordia may suspend the effectiveness for not more than ten (10) consecutive trading days during each year.

If we fail to have an effective registration statement on or before September 3, 2005 or if the registration statement is not effective on or before September 3, 2005 through two years following the effective date then Cordia shall pay to selling security holder as liquidated damages an amount equal to twenty-one (21%) of $1,500,000 per annum.

The registration statement to which this prospectus is a part was filed for purposes of satisfying our obligations under the registration rights agreement.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

This prospectus and registration statement contains consolidated financial statements at June 30, 2005 and December 31, 2004 and for the six and  three-month periods ended June 30, 2005 and 2004 and for the years ended December 31, 2004 and 2003. The financial statements contained in this prospectus and registration statement for the years ended December 31, 2004 and 2003 have been audited by Lazar Levine & Felix, LLP, independent registered accounting firm, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2004 and 2003, consolidated financial statements contains an explanatory paragraph that states our recurring losses from operations raises substantial doubt about our ability to continue as a going concern.

Victor D. Schwarz, LLC provided the opinion attached hereto as Exhibit 5.1 stating that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation. Excepted from that indemnification are:

(1)	a willful failure to deal fairly with Cordia or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for the indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by the director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

Cordia has agreed to indemnify, defend and hold the selling security holder harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of , result from or relate to any breach of the stock purchase agreement or failure to perform with respect to any of its representations, warranties, or covenants contained therein.    In no event shall Cordia or the selling security holder be entitled to recover consequential or punitive damages resulting from a breach or violation of the stock purchase agreement nor shall any party have liability in the event of gross negligence or willful misconduct or the indemnified party.

At this time, there are no current or pending lawsuits which would require indemnification.

Description of Business

Overview

Cordia Corporation is a communications services firm generating a majority of our revenue through our wholly owned subsidiary Cordia Communications Corp. and the telecommunications products and services we offer our customers. We currently provide Internet access, local exchange, domestic and international long distance telecommunications services on a bundled basis to approximately 9,000 small businesses and approximately 50,000 residential consumers in New Jersey, New York and Pennsylvania. We also provide, on a contractual basis and on a month to month basis, web-based operating support systems (“OSS”) and related services to several competitive local exchange carriers who rely on our systems, services and experience in the industry in the management of their telecommunications operations.

We provide our service by leasing a portion of the network owned by other larger telecommunications carriers known in the industry as Incumbent Local Exchange Carriers (“ILEC’s”); an alternative made available to small carriers through the Telecommunications Act of 1996 (“Telecom Act”).  Recent changes in the regulatory environment led to the Federal Communications Commission’s (“FCC”) decision to limit the availability of the unbundled network elements we lease, commonly referred to as UNE-P.  Generally, new entrants to the telecommunications market utilize UNE-P because Competitive Local Exchange Carriers (“CLECs”), such as Cordia, can offer telecommunications service by leasing the underlying network of ILEC’s, such as Verizon Communications, BellSouth, Qwest Communications and SBC Communications, without incurring capital expenditures associated with building their own facilities.  The FCC’s recent ruling, eliminating the obligation of ILECs to offer access to various elements of their networks, specifically, the portion of the network require to provide local service has we believe, threatened the viability of CLECs in this industry by removing a cost effective means of start up companies to offer telecommunications service.

As a result of the FCC’s decision, it became necessary for us to execute multi-year term commercial services agreements with ILEC’s to have continued access to their underlying network.  To this end, we executed agreements with Verizon Communications and Qwest Communications.  These agreements provide for surcharges and higher costs than our previous arrangements, which were federally mandated for all small telecommunications providers, and will affect our profit margin, however we believe we can maintain a level of profitability. The Qwest agreement is for a term of three and one half (3.5) years and is subject to termination for material breach, including, but not limited to default in payment, upon written notice and defaulting party’s failure to cure.  These agreements are pivotal in ensuring our survival and continued growth in the market place and allow us to continue growing our customer base in existing territories and enter new territories.  We believe, our recently executed commercial services agreements mitigate the potential negative effects of the FCC’s decision by providing us with continued access to underlying network elements and access to new additional services, which will allow us to continue competing in this industry.

In addition to our suite of telecommunications service offerings we generate revenue from our web-based service offerings, which include the solutions we provide on an outsourced basis to other telecommunications service providers.  We provide secure Internet enabled software systems through user-friendly web client front ends, which we refer to as Workspaces that serve as an interface for integration with our software systems.  Through our Workspaces, clients are able to outsource tasks incident to the provision of telecommunications services such as provisioning, order entry, repair, customer service, collections, margin integrity and purchase local telecommunications services directly from us for retail purposes.  An additional, but lesser source of revenue is derived from Carrier Access Billing Services (“CABS”), which is compensation we receive from other telecommunications carriers who utilize a portion of our loop to complete long distance calls to our customers.

We believe our OSS services are a sensible and cost effective means of running a telecommunications business because clients do not have to purchase and install software.  We offer process driven software in which client required modification to OSS are made at the server level and then instantly passed onto the client’s end users.  This method promotes continuous development and improvement of our Workspaces while allowing us to focus on the most efficient and effective underlying processes to enhance the performance of each core function of services provided while adapting our systems to those processes.

We believe the success of this aspect of our business is a result of the rapid growth and acceptance of the Internet as a global medium for communications, information, and commerce. The Internet has revolutionized the way organizations function and has created opportunities to perform business operations more efficiently and effectively through the utilization of standardized Internet technologies, databases, and applications.  We believe, our technological advancement and specialized expertise in developing systems and tools allowing us to offer telecommunications services encourages us to provide outsourced solution at lower costs and with higher quality while giving our customers the freedom and ability to focus on providing telecommunications services.  Extending our service offerings to include outsourced solutions, we believe is the logical extension of our current business model and based on our knowledge and experience it is a cost effective means of generating additional revenue.

In response to the rapid global acceptance of the Internet and standardized Internet Protocol (“IP”)  technologies and in recognition of the opportunity created to globally deliver voice communications service over the Internet and IP networks, we have decided to broaden the scope of our offerings to include VoIP network services.  We believe that our experience in both system development and telecommunications provides us with the knowledge and ability to benefit from the voice over broadband trend allowing us to participate in the opportunities in retail, wholesale and outsourced services generated from the rapid growth of VoIP.  We anticipate offering a voice over broadband solution enabling delivery of voice services over any broadband IP connection including third-party Digital Subscriber Line (“DSL”), cable modems, T-carrier and wireless circuits. In addition, we anticipate subsequent releases of a “business-grade” VoIP service that will include enhanced business related features and functionality and dedicated Internet access.   In furtherance of our plans for a business-grade VoIP service, we entered into a one-year nationwide agreement with Covad Communications through which we were able to commence offering our customer’s dedicated DSL and T-1 Internet access services during the fourth quarter of 2004. This agreement may be terminated if we fail to pay for service within forty (40) days after the date of the invoice or for other material breach.   In addition, all terms and conditions of the agreement will survive expiration of the agreement with respect to end user circuits that are in service or for pending orders.  In providing VoIP it is our goal to provide increased productivity, enhanced quality of service and next generation integrated services to our consumers.  We believe that as VoIP technology evolves and continues to improve it will gain widespread acceptance as a competitive alternative to traditional telecommunications service offerings.  We note that currently, there are some limitations with VoIP service, primarily service outages that result from power outages at the consumer’s premises and 911 accessibility issues.   We are currently developing our VoIP technology and believe we will be able to provide emergency services on or before October 2005, the effective date set by the FCC. We believe that the acceptance of VoIP will provide us with a strategic advantage in years to come, specifically the opportunity to convert our customer base to a VoIP network as an alternative to renegotiating our commercial services agreements upon their expiration.  Our initial development and deployment of VoIP services began during the second quarter of 2004.  Since that time, we have been conducting internal and external beta testing of our IP based telecommunications offerings and commenced our commercial rollout of VoIP during in June 2005.

Regulatory Issues

The Telecom Act opened the local exchange market to competition and created an attractive opportunity for CLECs such as Cordia.  The Telecom Act required ILECs, such as Verizon Communications, BellSouth, Qwest Communications and SBC Communications, to offer access to various elements of their networks, specifically, the elements necessary to provide local telephone service in a cost effective manner, which is known as UNE-P.  During 2003, the FCC reviewed the rules and policies promulgated in the Act, which is the basis for pricing and availability of UNE-P, the leased portion of the ILEC’s network allowing us to provide telecommunications services, and released its Triennial Review Order (“Review Order”). The outcome of the FCC’s review was the determination that due to increased competition in the telecommunications industry, which was the motivation behind the Act, ILEC’s were no longer required to offer various elements of UNE-P to CLECs.  The FCC developed interim rules promulgating a twelve-month transition plan governing unbundled access by CLECs to the network elements of ILECs.  During the twelve-month transitional period ILECs are required to continue to provide unbundled access to switching, enterprise market loops and dedicated transport under the same rates, terms and conditions that applied under interconnection agreements between the CLEC and ILEC as of June 15, 2004.  The aforementioned rates, terms and conditions were effective until March 11, 2005 when the FCC’s final rules on the matter became effective except to the extent they have been replaced by a voluntarily negotiated commercial agreement between the ILEC and CLEC, an intervening commission order, or state public utility commission order that increases rates charged to CLECs to purchase network elements.

Cordia has successfully negotiated commercial agreements with Verizon Communications and Qwest Communications thus eliminating the effects the Review Order has on our ability to offer our consumers services utilizing UNE-P.  These multi-year term agreements allow us to continue growing our consumer base in existing territories and foster market entrance into new territories.  We are currently negotiating with other ILECs in an effort to secure the means to enter markets throughout the contiguous United States.  While our cost associated with providing service will rise under the pricing terms of commercial agreements, we believe we will continue to generate sufficient gross margins to result in profits from our competitive telecommunications service offerings.

In contrast to the FCC’s regulatory involvement in the provision of telecommunications services using UNE-P the FCC does not currently regulate VoIP.  While the FCC has initiated a proceeding to examine its role in our Internet based environment for voice services its current position will allow us entrance into this newly emerging marketplace to grow our VoIP business both domestically and internationally.  We believe the ubiquitous nature of the Internet and open standards of both Session Internet Protocol (“SIP”) and IP will allow us to deploy an efficient and economical VoIP network so we may provide retail and wholesale VoIP services to our consumers.

It is important to note, that although VoIP is an unregulated activity there is uncertainty with respect to the future direction of the FCC and future regulations and their impact on our business operations with respect to this currently service.  We would however anticipate any regulation to increase our costs associated with providing VoIP and our profit margin.

Subsidiaries

Cordia Communications Corp.  (“CCC”)

In July 2001, we formed CCC, which currently provides local exchange, local access, domestic and international long distance telephone, DSL, and a full suite of local features and calling plans to small business and residential consumers in New Jersey, New York and Pennsylvania.  We are also licensed to provide local and long distance telecommunications services in Colorado, Florida, Illinois, Massachusetts, Michigan, Ohio and Washington and expect to commence an initial service offering in Massachusetts and Washington during the third quarter of   2005.  Washington will be our first service offering in the Qwest territory.  Upon successful testing of our bonding with Qwest’s systems and processes we will commence an offering in Colorado.  Currently, we are not actively marketing or providing our retail telecommunications services outside of New Jersey, New York and Pennsylvania.  In addition, we are preparing applications for authorization to operate as a telecommunications carrier in Arizona and Minnesota.

CCC also offers an outsourced service product line, which includes wholesale telecommunications services.  Customers who utilize this service have access to our secure Internet enabled software systems in which user-friendly web client front-ends called workspaces serve as an interface for integration with our software systems.  Our operations support systems referred to as a Telecom Account Management System or simply (“TAMS”) represent the suite of services available to telecommunications service providers that wish to outsource tasks incident to operating as a full service telecommunications carrier.  Services available through TAMS include data interconnection, which provides call detail and cost data for line level margin analysis, revenue integrity and wholesale bill auditing; rate plan administration, which includes all the tools necessary to create, edit and enable rate plans; rating and invoicing, which allows for rating on a near real time basis with resulting data being passed to revenue integrity and invoicing systems; and ticketing and transaction posting, which provides for real time transaction posting and an integrated ticketing and messaging system.  TAMS was developed to facilitate our Professional Outsourced Telecommunications Solutions (“POTS”) service offering, which is a suite of services designed around our Workspaces and includes Billing, New Order Provisioning, Repair in which customer service representatives can run tests from within the workspace to determine if a technician needs to be sent to the customer’s location, Level I Customer Service, which includes all inbound calls from end-users, Secondary Provisioning, Collections, which involves management of the collection process and real time collection status and Regulatory services. During 2005, we anticipate the introduction of an updated version of TAMS that will include Workspaces and software functionality designed to support VoIP and wireless services.

We use the same operations support systems offered to our outsourced clientele to serve as the backbone for the provision of telecommunications services to our own local and long distance consumers.  We believe that clients will find TAMS and POTS attractive because it is not a pre-packaged all or nothing product, the customer has the power to assess their organization and then adopt and utilize only the functions they believe will increase their own profitability.  Our goal is to tailor our services to our client’s needs and create a mutually beneficial and profitable relationship.  To that end, we also offer emergency backup and transitional services that will allow our customers to outsource these functions during times of unplanned facilities outages, loss of key personnel or rapid growth. By utilizing our suite of outsourced services our clients are able to maximize profitability because they are in a position to provide telecommunications services with less investment and capital expenditures and with greater efficiency and expertise.  Our client’s ability to rely on our expertise while saving money entering the market place makes our outsourced telecommunications services a valuable option for any new entrant’s business strategy.

CordiaIP Corp.  (“CordiaIP”)

CordiaIP was formed in April 2004, for the purpose of operating as a VoIP services provider.  In June 2004, we commenced our initial deployment and testing of VoIP services utilizing wholesale offerings and network sharing arrangements from other VoIP-enabled carriers. Since that time, we have been continually developing our own VoIP service platform and hired additional employees dedicated to this purpose.   Beta testing of our VoIP service platform began during the second quarter of 2004.  During the first quarter of 2005, we hired additional personnel to support the sales and marketing of our VoIP service both domestically and internationally in preparation of our commercial roll-out.  In June 2005, we launched our commercial roll-out and since that time we have hired additional support staff to support this new service offering.

Cordia International Corp. (“CIC”)

Cordia International Corp. was formed in May 2005 for the purpose of acquiring and operating traditional and VoIP telecom assets, customers and services outside the United States.  To carryout our strategy to expand the geographic distribution of our telecommunications services globally we are in discussions with approximately nine (9) carriers who are located in France, Thailand, China, and Taiwan.  The purpose of these discussions are to directly source international Direct Inward Dial (“DID”) telephone numbers, to lay the foundation for potential future partnerships at the local level, reduce our network costs by circumventing costs of U.S. wholesalers for DID’s and termination costs and develop relationships with equipment manufacturers for direct sourcing in an effort to save on equipment costs.  During the first quarter of 2005, we expanded our beta test to include test customers in approximately ten (10) countries outside the United States.  We believe the global acceptance of the Internet and VoIP has created a significant opportunity to expand the geographic distribution of our telecommunications services.  We also believe that VoIP can deliver even greater value to internationally based customers as compared to U.S. customers through the greatly reduced cost of international calls and especially calls to and from the United States.  We expect to focus a portion of our VoIP sales resources on international sales during the remainder of 2005, however, we do not expect any revenues earned to be significant in the short term.

My Tel Co, Inc. (“My Tel”)

My Tel was formed in June 2002 and although licensed to operate as a competitive local exchange carrier in New York, is not currently an active telecommunications service provider.   My Tel however, has never operated under the authority granted to it by the State of New York.  It is our intention that My Tel operate as a reseller of wireless services and to that end we filed an application to operate as a wireless reseller with Verizon Wireless. The application is currently on hold while we attempt to negotiate for more favorable terms with other wireless carriers.

Employees

As of July 31, 2005, subsequent to the balance sheet date, we had one hundred and eight employees, ninety-seven of whom were employed on a full-time basis. At such date, thirty-eight of our employees were located at our offices in White Plains, New York and seventy were located at our principal office in Orlando, Florida. None of our employees are represented under a collective bargaining agreement. We believe our relations with our employees to be good.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Plan of Operation

During 2004, our business model required aggressive rapid growth of our customer base to ensure Cordia’s viability in the wake of the FCC’s Review Order, which eliminated the ILECs obligation to offer UNE-P.  The Review Order limited a CLEC’s ability to provision new customers utilizing UNE-P, absent a commercial agreement with the ILEC, once the Review Order became effective.  Our focus was to grow our customer base rapidly prior to the cut-off date.  As a result of these efforts, at June 30, 2005 we had approximately 59,000 lines as compared to approximately 17,000 lines at June 30, 2004.  Additionally, we established commercial agreements with Verizon Communications and Qwest Communications to secure our position in light of the Review Order.  While these agreements ensure our ability to offer telecommunications services utilizing UNE-P, our costs associated with providing service will rise an initial 10% under the pricing terms of these agreements and result in a 5% decrease of our gross margins.  We believe that the fixed nature of the pricing terms in conjunction with the rate changes we made to our bundled service offerings will allow us to continue to generate sufficient gross margins resulting in continued profitability from these services.  These agreements will also allow us to expand our retail service offerings into new territories during 2005 by giving us access to leased network elements in additional Qwest and Verizon states.

Although our audit for the fiscal year ended December 31, 2004, resulted in the report containing a going concern qualification and we have incurred losses in the past, we were able to generate net income for the six months ended June 30, 2005.  In an effort to eventually have the qualification removed and generate additional cash flow we began instituting the second phase of our business model at the beginning of first quarter 2005.  Prior to 2005, we were focused on rapid growth of our customer base prior to the effectiveness of the Review Order.   Although these growth activities resulted in losses, as we emphasized growth over profitability, we were able to reach a sufficient scale of growth that has allowed us to support our current operations and commence our VoIP service offering.  In addition, we believe that it will allow us to expand our telecommunications service offerings into additional states such as Massachusetts and Washington.  While growth is still a driving force for our business model for the coming year, we have instituted new management objectives aimed at improving profits and cash flow while focusing on limiting churn and building a superior customer base in effort to reduce bad debts.

After assessing our operations and functionality, Cordia’s management team determined that our viability in this industry requires an improvement of our ability to reduce customer churn and bad debt.  Additionally, we want to expand service offerings while growing our customer base.  To meet this goal, we have developed a business model, which includes cost controls, bad debt controls, retention incentives and new service offerings.  Our cost controls involve avoiding service areas with high loop and port charges, the charges we pay to the ILEC so that we could provide services to end users.  By limiting our offerings to service areas with lower charges we maximize our ability to earn profits on the services we offer.   To reduce bad debt we have ceased telemarketing in service areas in which, historically, we have had difficulty in collecting payment from customers.  To that end, we have designed our internal provisioning system to reject orders erroneously submitted by our telemarketers in these areas.  This prevents us from incurring the cost associated with provisioning the customer and paying the commission to the telemarketing firm on a so-called “bad” account.   Additionally, our new telemarketing firm solicits customers based on credit leads with a minimum score or based on homeownership and credit card history.  We have also engaged the services of a third party credit reporting agency that combines local and long-distance telecommunications performance data with information from credit reporting databases and calculates a score to determine the probability of payment ranking for new and existing customer accounts.  We believe these controls will lead to a reduction in bad debt as a percentage of revenue during the balance of 2005.

The aforementioned measures and our ability to reach commercial agreements with Verizon Communications and Qwest Communications allows us to focus on continued growth while narrowing the scope of our growth plans focusing more on the quality of our customer base rather than just quantity as we did during 2004.    To retain our existing customers and to solicit new ones we offer as an incentive, to customers who are current in their payment of their invoices, one free month of service.  The free month can be redeemed by customers who are in their third-month of service with us by mailing in a coupon provided to them in the welcome kit they receive when they sign up for our service.  While the free month may increase our costs we look at this cost as a long-term investment as it builds customer loyalty and satisfaction.  We also believe this cost pays for itself because statistically most customers leave their telecommunications service provider within the first three months of commencing service with them. By providing a free month of service we believe we can beat the ninety-day cancellation statistic.  In addition to the free month we believe that our new DSL service offering will serve as an additional enticement for new and existing customers.

We are currently marketing our retail telecommunications service offerings through two channels. The first includes utilizing, on a non-contractual basis, two unaffiliated third party telemarketing firms to solicit potential customers. The telemarketing firms are paid on a per sale commission basis that varies by the type, size, and location of the customer sold.  Telemarketing represents one of our most significant expenses as it is has been the primary means of growing our customer base. During the six-month period ended June 30, 2005, we spent approximately $2,003,000 and during the three-month period ended June 30, 2005, we spent approximately $1,158,000 on telemarketing.   Absent contractual relationships, we can reduce or discontinue our telemarketing efforts if necessary without serious consequence other than slower customer growth.  The second includes the development of a network of independent sales agents to sell our telecommunications services. To that end, we have developed an agent module to our Workspaces systems and a related Internet site located at agents.cordia.us to assist us in attracting and maintaining a network of qualified independent sales agents. Through agents.cordia.us, our agents can track all customer activities on a real time basis. These activities include order tracking, billing, payments and ticketing systems that allow an agent to actively participate in our mutual customer's telecommunications status and requirements. We generally pay our independent agents both initial upfront commissions and residual commissions based on customer payments. We believe our ability to provide universal access to customer account information and transactions will provide us with a competitive advantage in the acquisition and retention of customers for our telecommunications services. In addition, we are investigating additional channels of distribution for our wireline and VoIP telecommunications services including online marketing, television and radio advertisements, direct mail solicitation and direct response marketing programs.

We are also investigating channels of distribution for international sales of VoIP.  We have been testing our VoIP services internationally and at June 30, 2005, we had test customers in approximately ten (10) countries including locations in  Europe, North America, South America and Asia.  We believe that a significant opportunity exists in providing VoIP to international customers who need to communicate with consumers and businesses in the United States and other countries.  We expect to focus a significant portion of our resources towards the international distribution of our VoIP services during the remainder of 2005 and in future years.

We believe that our traditional bundled wire line service offerings will represent over 95% of our revenue, our outsourced services will represent approximately 2%, and VoIP service offerings will represent less than 2% of overall revenue for the fiscal year 2005.  Of this anticipated revenue we believe that our expansion into the Qwest territory will represent approximately 8%-10% of our traditional bundled wire line revenue.   In the future we expect VoIP services to increase as a percentage of revenue and believe that VoIP revenue will be comprised of both international and domestic customers with approximately a 50/50 split between the two.

The Results of Operations that follows provides detailed results of operations for the three- and six-month periods ended June 30, 2005, as compared to the same period during 2004 and the year ended December 31, 2004 as compared to the same period during 2003.   In reviewing our results for our operations, caution should be used in assuming prior growth for large percentage increases as indicative of future results.  In instances where there is a dramatic increase or decrease from the prior year it should be noted that these results are typical in the fast paced growth environment undertaken by us throughout 2004.  During 2005, we anticipate continued growth results, as we continually improve our telecommunications infrastructure and expand our customer base. We believe that we will reach both economies of scale and scope with our anticipated telecommunications growth and VoIP rollout, thereby improving our financial position and profitability ratios. The dramatic increase or decrease in percentages should not however, be relied upon as a forecast of future revenues and costs.

Results of Operations

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Consolidated Financial Statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.  The Company believes there have been no significant changes during the six-month period ended  June 30, 2005.

The Company’s accounting policies are more fully described in Note 1 of the consolidated financial statements.  As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual differences could differ from these estimates under different assumptions or conditions.  The Company believes that the following addresses the Company’s most critical accounting policies.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.  We recognize revenue as services are provided.  Revenues are reflected net of coupon discounts.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments.  If there is a deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.  For example, at June 30, 2005, every additional one percent of our accounts receivable that becomes uncollectible would reduce our operating income by approximately $90,000.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109).  Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.  A valuation allowance has currently been recorded to reduce our deferred tax asset to $0.  Accordingly, as we have reached a level of profitability during the period ended March 31, 2005, and it is our belief that we will maintain this profitability, our potential deferred tax asset of approximately $979,000 at December 31, 2004, will eventually be realized.

Comparison of Three and Six Months Ended June 30, 2005 v June 30, 2004 and Fiscal Years 2004 and 2003


OPERATING REVENUES
	Six Months Ended		Three Months Ended		Year Ended	Year Ended
	June 30,		June 30,		December 31,	December 31,
	2005	2004	2005	2004	2004	2003

Telecommunications Revenue	$ 18,937,569	$ 3,397,671	$ 9,808,379	$ 1,818,242	$ 12,623,000	$ 3,490,000
Other	374,713	315,716	210,079	126,713	606,000	546,000

	$ 19,312,282	$ 3,713,387	$ 10,018,458	$ 1,944,955	$ 13,229,000	$ 4,036,000


Quarterly Comparison

Revenues for the three and six months ended June 30, 2005 increased by approximately $8,074,000 and $15,599,000 to approximately $10,018,000 and $19,312,000 as compared to approximately $1,945,000 and $3,713,000 reported during the three and six months ended June 30, 2004.

Our primary source of revenue is through our telecommunications related businesses and is earned through the provisioning of services to business, residential and wholesale customers for basic telephone service, including local and long distance service, as well as ancillary services such as voice mail and call waiting.  Of the revenues reported for the three and six-month periods ended June 30, 2005, approximately $9,050,000 and $17,546,000 respectively was generated from retail telecommunications services, and approximately $758,000 and $1,392,000 was generated from CABS.     As of June 30, 2005, we did not generate material revenue related to our June 2005 commercial launch of VoIP.

Since 2004, we have focused on the aggressive growth of our retail customer base and increased our line count to approximately 59,000 lines at June 30, 2005, as compared to approximately 17,000 lines at June 30, 2004. We anticipate a steady and continued growth rate in the customer base of our retail telecommunications operations as we expand in new territories, such as Massachusetts and Washington, and commence new service offerings, such as new bundled plans and our VoIP service offering, during 2005.   We have also focused on managing accounts and selective growth, rather than just randomly growing our customer base to a specific size. We believe these actions will allow us to compete more effectively in this industry.  As a result, the number of lines may not increase as rapidly as prior periods, however, we believe that profit margin per customer will improve.  We will continue to provide wholesale telecommunications services offerings and we believe that the revenues derived from this service will continue to increase or at the very least remain steady.

Other revenue consists primarily of income earned through our outsourcing of data and website technology and our wholesale telecommunications services.  The increase in other revenue is primarily due to  increases in our wholesale customers’ operations, which was offset by the  termination of our licensing agreement with our discontinued insurance operation, which represented approximately  $74,000 for the six months ended June 30, 2004.  Other revenue for the three and six months ended June 30, 2005, represented approximately $210,000 and $375,000, respectively or approximately 2% of our total revenue for each period, as compared to $127,000 and $316,000 or approximately 7% and 9% of our total revenue generated during the three- and  six-month periods ended June 30, 2004.

Fiscal Year Comparison

Revenues for the year ended December 31, 2004 increased by approximately $9,193,000 or approximately 227.8%, to approximately $13,229,000 as compared to approximately $4,036,000 reported during the year ended December 31, 2003.

Our primary source of revenue is through our telecommunications related businesses and is earned through the provisioning of services to business, residential and wholesale customers for basic telephone service, including local and long distance service, as well as ancillary services such as voice mail and call waiting.  Of the revenues reported for fiscal year 2004, approximately $11,651,000 was generated from retail telecommunications services, and approximately $972,000 was generated from Carrier Access Billing Services (“CABS”) as compared to fiscal year 2003, where approximately $3,097,000 was generated from retail telecommunications services, and $393,000 was generated from CABS.

Other revenue consists primarily of income earned through our outsourcing of data and website technology and our Wholesale telecommunications services.  Other revenue also includes income earned as a result of our licensing agreement with West Lane Group, Inc.  Our increase in other revenue is due to providing additional data and billing services to our existing outsourced customer base.  Other revenue represented $606,000 or approximately 4.6% of our total telecommunications services revenue generated during fiscal year 2004, as compared to $546,000 or approximately 13.5% of our total telecommunications services revenue generated during fiscal year 2003.

We focused on the aggressive growth of our retail customer base during 2004, increasing our line count to approximately 50,000 lines at December 31, 2004, as compared to approximately 10,000 lines at December 31, 2003, and we anticipate a steady and continued growth rate in the customer base of our retail telecommunications operations as we expand in new territories and commence new service offerings during 2005.   We will continue to provide wholesale telecommunications services offerings and we believe that the revenues derived from this service will continue to increase or at the very least remain steady.


OPERATING EXPENSES

	Six Months Ended		Three Months Ended		Year Ended	Year Ended
	June 30,		June 30,		December 31,	December 31,
	2005	2004	2005	2004	2004	2003

Resale and Wholesale Line Charges	$ 10,003,000	$ 1,598,000	$ 4,978,000	$ 803,00	$ 6,207,000	$ 1,815,000
Sales and Marketing	2,166,000	648,000	1,292,000	342,000	2,596,000	756,000
Provision for Doubtful Accounts	2,309,000	70,000	1,237,000	57,000	628,000	248,000
General and Administrative	3,878,000	1,523,000	2,016,000	743,000	3,893,000	1,929,000
Depreciation	89,000	18,000	56,000	9,000	49,000	8,000

	$ 18,445,000	$ 3,857,000	$ 9,579,000	$ 1,954,000	$ 13,373,000	$ 4,756,000


Quarterly Comparison

Consolidated operating expenses increased by approximately $7,625,000 and $14,588,000 to approximately $9,579,000 and $18,445,000 during the three and six months ended June 30, 2005, as compared to approximately $1,954,000 and $3,857,000 during the comparable period ended 2004. Consolidated operating expenses grew less than revenue during the three  and six month periods ended June 30, 2005  as compared to the comparable periods ended 2004, on an absolute and percentage basis.

During 2004, we incurred significant expenses related to the hiring, development and deployment of personnel, software systems and infrastructure, which was necessary to support CCC’s growth. A portion of these development expenses were not directly associated with revenue growth and should remain relatively fixed in future periods. These prior expenditures have allowed us to manage our continued growth and as a result reach a level of profitability during the period ended March 31, 2005  and sustain this level during the period ended June 30, 2005.

Resale and Wholesale Line Charges

Resale and wholesale line charges are direct costs associated with our telecommunications subsidiary, CCC, and represent our network access fees paid in order to provide local and long distance telephone service to our customers. These expenses will rise or fall in direct correlation to the size of our telecommunications customer base. We have experienced an increase of approximately $4,176,000 and $8,405,000 for the three and six month periods ended June 30, 2005 over the same periods ended 2004,  as a result of aggressively growing our customer base.

By successfully negotiating commercial agreements with Verizon Communications and Qwest Communications we eliminated the effects the Review Order has on our ability to offer our consumers services utilizing UNE-P, while creating an environment of certainty because the agreements provide us with a known cost quantity. We anticipate that our costs associated with providing service will increase approximately 10% under the pricing terms of these commercial agreements.  In light of this increase, we were able to generate sufficient gross margins to result in profits from these services for the  three and six month periods ended June 30, 2005.

Sales and Marketing

We have experienced an increase of approximately $950,000 and $1,518,000 for the three and six months ended June 30, 2005, compared to the prior year,  in our sales and marketing costs, which consist of advertising, marketing, travel and telemarketing expenses. This increase is primarily due to our use of telemarketers to aggressively grow our customer base  and the expenses related to our launch of our VoIP service offering during the second quarter.  As our primary means of marketing is through third party telemarketing firms we expect this trend to continue.

Provision for Doubtful Accounts

Our bad debt expense increased by approximately  $1,180,000 and $2,240,000 for the three and six months ended June 30, 2005, compared to the prior year, which is primarily due to our rapid growth in revenues and increase in our percentage of residential customers as compared to the business customers in our base. We have experienced higher bad debt from our residential customers, and expect bad debt as a percentage of sales to decline during the second half of 2005,  due to the credit monitoring and geographical targeting we began to implement toward the end of first quarter.

Depreciation

We experienced an increase of approximately  $47,000 and $71,000 for the three and six month periods ended June 30, 2005, compared to the prior year,  due to additions of depreciable office equipment, time associated with our roll-out of VoIP and our expenditures relating to leasehold improvements which were made during the build out of our Florida office.  The expenditures related to office equipment and leasehold improvement were  necessary to facilitate growth.

General and Administrative

Other general and administrative expenses consist of expenses such as salaries, rent, office expenses, insurance, commissions, telephone, bank and credit card processing fees, license expense and registration fees, among others. We experienced an increase of approximately  $1,272,000 or approximately 171% and $2,355,000 or 155% for the three and six month periods ended June 30, 2005, respectively as compared to the prior year.  This is due primarily to our expenses related to the growth, with the largest of these expenses being salary related; we have  sixty-seven (67) more employees for the period ended June 30, 2005 then we had for the same period ended 2004. We expect this trend to level off as we begin to implement the second phase of our business model.

Fiscal Year Comparison

Consolidated operating expenses increased by approximately $8,617,000 or approximately 181.1%, to approximately $13,373,000 during fiscal 2004 as compared to approximately $4,756,000 during fiscal 2003. Consolidated operating expenses grew less then revenue during fiscal 2004 as compared to fiscal 2003 on an absolute and percentage basis. The company incurred expenses related to the hiring, development and deployment of personnel, software systems and infrastructure necessary to support Cordia Communications growth during 2004. A portion of these development expenses are not directly associated with revenue growth and should remain relatively fixed in future periods. Therefore, we hope future growth of revenues will result in greater operating margins and profitability.

Resale and Wholesale Line Charges

Resale and wholesale line charges are direct costs associated with our telecommunications subsidiary, Cordia Communications Corp., and represent our network access fees paid in order to provide local and long distance telephone service to our customers. These expenses will rise or fall in direct correlation to the size of our telecommunications customer base. We have experienced an increase of approximately $4,392,000 as a result of growing our customer base by approximately 40,000 lines during 2004.

By successfully negotiating commercial agreements with Verizon Communications and Qwest Communications we eliminated the effects the Review Order has on our ability to offer our consumers services utilizing UNE-P, while creating an environment of certainty because the agreements provide us with a known cost quantity. We anticipate that our costs associated with providing service will increase approximately 10% under the pricing terms of these commercial agreements.  In light of this increase, we believe we will continue to generate sufficient gross margins to result in profits from these services.

Sales and Marketing

We have experienced an increase of approximately $1,840,000 in our advertising and promotion costs, which consist of advertising, marketing, travel and telemarketing expenses. This increase is primarily due to our use of telemarketers to grow our customer base by approximately 40,000 lines during 2004.  We expect this trend to continue, although not as dramatically, as our primary means of marketing is through a third party telemarketing firm.

Provision for Doubtful Accounts

Our bad debt expense increased by approximately $380,000, which is primarily due to our rapid growth in revenues and increase in our percentage of residential customers, with whom we experience higher bad debt as compared to the business customers in our base.

General and Administrative

General and administrative expenses consist of expenses such as salaries, rent, office expenses, insurance, commissions, telephone, bank and credit card processing fees, license expense and registration fees, among others. We experienced an increase of approximately $1,964,000 or approximately 110%. This is due primarily to our expenses related to the growth of CCC, with the largest of these expenses being salary related. We expect that our payroll costs will continue to increase over the next 12 months as we continue to expand and grow our customer base and we anticipate opening an inbound/outbound call center for our VoIP operations during 2005.

Depreciation

We experienced an increase of approximately $41,000 due to additions of depreciable office equipment, which was necessary to facilitate the growth of Cordia Communications.

Liquidity and Capital Resources

 June 30, 2005

At  June 30, 2005,  we had cash and cash equivalents of approximately $265,000, a decrease of approximately $35,000 from amounts reported at December 31, 2004. In addition we have $1,350,000 of restricted cash plus accrued interest of approximately $11,000  held in Certificates of Deposits that mature in March 2006  and April 2006 related to our Verizon agreement. We have positive working capital of approximately $685,000, which represented an increase in working capital of approximately $1,770,000 from the deficit reported at December 31, 2004 of approximately ($1,085,000).  The increase in our working capital is related to funds received as a result of the completion of a private placement of series A convertible preferred stock in which we raised $1,500,000 offset against expenditures and resulting accounts payable, which were necessary to grow our telecommunications business.  The completion of this transaction has allowed us to strengthen our financial position enabling us to continue to maintain and promote our growth rate.    In addition, our revenue stream has allowed us to continue to meet our existing and new financial obligations while achieving a level of profitability.

Net cash used in operating activities aggregated approximately $855,000 for the six-month period ended June 30, 2005 as compared to net cash provided of approximately $61,800 for the six-month period ended June 30, 2004.  The principal use of cash reported for the six-month period ended June 30, 2005 was the increase in accounts receivable of approximately $3,894,,000 and the use of cash necessary to post the required Letters of Credit (“LOC’s”) (offset against accrued interest) with Verizon, which totaled approximately $1,361,000.  These amounts were offset against the increase in accrued expenses of approximately $1,562,000.

Net cash used in investing activities for the six-month period ended June 30, 2005  aggregated approximately $595,000 as compared to net cash used of approximately $88,600 for the comparable period ended 2004. Cash applied to investing activities consisted of purchases of computer equipment amounting to approximately $220,000 and $89,000 for the six-month period ended June 30, 2005 and June 30, 2004, respectively, approximately $114,000 for leasehold improvements and approximately $216,000 for   capitalized expenses relating to internally developed software during the 2005 period.

Net cash provided by financing activities aggregated approximately $1,415,000 net of expenses for the  six months ended June 30, 2005, as compared to net cash provided by financing activities of approximately $20,000 during the six-months ended June 30, 2004. The principal source of cash provided by financing activities in the 2005 period, was approximately $1,455,000 attributed to our private placement of series A convertible preferred stock and warrants as discussed in Note 3. This was offset against our purchase of treasury stock aggregating approximately $40,000.

During the six months ended June 30, 2005,  we had sales and marketing expenses of approximately  $2,166,000, or approximately 11%  of revenues. We expect our sales and marketing expenses to continue to grow in the future, predominantly due to the anticipated higher cost per sale as a result of us requiring higher credit standards. We also expect to incur additional marketing expenses associated with our  recent  commercial launch of VoIP service.   Sales and marketing expenses are primarily outsourced telemarketing expenses. We have not entered into volume commitments with any of our third party sales organizations. By avoiding volume commitments, we are better able to control our levels of advertising expenditures. We believe that this flexibility affords us the opportunity to aggressively grow our revenues while maintaining the short-term ability to adjust our expenditures based on our available working capital and liquidity.

At June 30, 2005 a significant portion of our working capital was restricted cash in the form of certificates of deposit totaling $1,350,000  plus accrued interest of approximately $11,000.  The certificates of deposits mature in March and April 2006, and secure three (3) separate LOCs for New York, New Jersey and Pennsylvania, which we were required to post with Verizon in conjunction with our new long-term wholesale agreement. In addition to the LOCs, our new agreement with Verizon requires payment within 20 days of our receipt of Verizon’s bills. Prior to our entering into the new agreement, Verizon had allowed us more than 30 days to pay our bills. During the quarter ended  June 30, 2005, this shorter payment period was the primary factor in our reduction in accounts payable of approximately  $541,000, which resulted in a substantial use of cash.  We have now substantially satisfied the credit and payment terms related to the new Verizon agreement and do not expect the agreement’s terms to have a material impact on our ongoing uses of cash other than a strict requirement to maintain current payments in the future.

Our new wholesale agreements’ requirements to maintain current payments in the future, and the significant portion of our working capital that is restricted and held in certificates of deposit reduces our financial flexibility and limits our ability to grow aggressively. Despite our limited financial resources and flexibility, we believe that our current cash and cash equivalent assets plus our anticipated profits will provide us with sufficient liquidity to continue to grow our telecommunications operations and develop, deploy and market our VoIP services.

At our current run rate we are profitable and believe that we will be able to sufficiently cover the total of our current expenses. During the first quarter of 2005, we used cash in operations to establish deposits with Verizon and pay down our past due invoices. At this filing, we are current with Verizon and will not need to use cash from operations to pay past due invoices, therefore we believe that our operations will generate sufficient cash for the remainder of the year at our current growth rate. Sufficient liquidity is dependent on our ability to maintain the number of our customer accounts, inclusive of churn, and continue our current pattern of growth, which we believe can be sustained through our current levels of sales and marketing. In addition, because we use third-party telemarketing firms we have the ability to control our sales and marketing expenses by reducing our marketing efforts, as necessary, to combat liquidity issues   that may arise during the normal course of business.

In order to grow our telecommunications operations more quickly, we will have to raise cash from additional sources and management may have to seek other short–term funding, such as receivables financing, to cover the short-term cash deficiencies which may arise due to the 20 day payment obligations under our wholesale service agreements and the current typical 45 day receipt of payment from our customers. The primary cost and use of cash for rapid growth are increased marketing expenses and the initial funding of increased customer receivables with increased sales rates.

We also expect to continue to invest capital in our VoIP softswitch development, which will continue at approximately the same rate as in the first quarter. As we grow we also use cash for capital expenditures related to computer and office facilities to support increased staffing.   We recently executed a lease for an additional 32,000 square feet of office space in Winter Garden, Florida and anticipate one time capital expenditures for this increase to be approximately $500,000.

We recognize the limiting effect that our liquidity has on our ability to reach the aforementioned goals and acknowledge that it may become necessary for management to consider other sources of funding to counterbalance this limitation.   In addition, our ability to raise capital through other means will affect our ability to reach our anticipated growth results by fiscal year end 2005.

December 31, 2004

At December 31, 2004, we had cash and cash equivalents of approximately $300,000 an increase of approximately $189,000 from amounts reported at December 31, 2003, and a working capital deficit of approximately ($1,085,000), which represented an increase in working capital deficit of approximately $346,000 from amounts reported at December 31, 2003 of approximately ($739,000).  The increase in our working capital deficit is directly related to expenditures and resulting accounts payable, which were necessary to grow our telecommunications business.  We believe our revenue stream will allow us to continue to meet our existing and new financial obligations while achieving a level of profitability.  Additionally, we recently completed a $1,500,000 private placement as discussed in Note 8(c) to the Company’s financial statements.   The completion of this transaction has allowed us to strengthen our financial position enabling us to continue to maintain and promote our growth rate.

Net cash provided by operating activities aggregated approximately $425,000 an increase of approximately $436,000 from the amount used during the year ended December 31, 2003. For the year ended December 31, 2004, the principal source of cash provided was due to the increase in accounts payable of approximately $4,043,000 which was offset against the source of cash used for the increase in accounts receivable of approximately $4,450,000, as compared to the year ended December 31, 2003 where the source of cash provided for the increase in accounts payable of approximately $965,000 offset against the source of cash used for the increase in accounts receivable of approximately $718,000.

Net cash used in investing activities for the year ended December 31, 2004 aggregated approximately ($197,000) as compared to net cash used of ($19,000) for the year ended December 31, 2003. Cash applied to investing activities consisted primarily of purchases of computer equipment amounting to $197,000 and $27,000 for the years ending December 31, 2004 and December 31, 2003, respectively.  The cash used in investing activities was offset by proceeds received from the sale of certain investments of approximately $7,000 for the year ended December 31, 2003.

Net cash used in financing activities aggregated approximately ($39,000) for the year ended December 31, 2004, as compared to net cash provided by financing activities of approximately $70,000 during the year ended December 31, 2003. The principle source of cash used by financing activities in the year ended December 31, 2004 was primarily attributed to our purchase of treasury stock aggregating approximately ($31,000) as compared to net cash provided during the 2003 period which was primarily attributed to an increase in loans payable to affiliates of approximately $42,000 and proceeds from subscription stock of approximately $39,000 offset against funds spent to repay loans to affiliates of approximately ($10,000) for the period ending December 31, 2003.

During fiscal 2004, we had advertising and promotional expenses of approximately $2,596,000, or approximately 19% of revenues. We expect our advertising and promotional expenses to continue to grow in the future but at a slower rate than revenue growth. Therefore, in future periods we expect total advertising and promotional expenses to be a smaller portion of revenue. Advertising and promotional expenses are primarily outsourced telemarketing expenses. We have not entered into volume commitments with any of our third party sales organizations. By avoiding volume commitments, we are better able to control our levels of advertising expenditures. We believe that this flexibility affords us the opportunity to aggressively grow our revenues while maintaining the short-term ability to adjust our expenditures based on our available working capital and liquidity.

Although, we have generated operating losses for both of the last two fiscal years, these losses were primarily due to the large initial expenses we incurred from corporate staffing, system development and sales and marketing. In addition to our corporate staff, we hired additional development staff, currently employing eight (8) full-time system developers and anticipate hiring additional development staff in 2005.  We believe that as our revenues increase our expenses related to corporate staffing, system development and sales and marketing, as a percent of total revenues will continue to decrease.   We believe that our fixed costs under our commercial agreements with Verizon and Qwest and our roll-out of VoIP will promote profitability and we hope to be profitable in the first half 2005.

We believed that our cash and cash equivalent assets at December 31, 2004, would not provide us with sufficient liquidity to (a) continue to grow our telecommunications and outsourced service businesses and (b) to increase our expenditures on our planned rollout of VoIP and wireless services.  We did however believe in our ability to generate sufficient cash flows to meet our obligations as they came due during 2005.  In recognition of the potential need for additional working capital, management completed a $1,500,000 private placement involving the issuance of Series A convertible preferred stock and warrants as discussed in Note 8(c) to the Company’s financial statements.

Description of Property

As of May 10, 2005, we leased property in White Plains, New York, Orlando, Florida, and Winter Garden, Florida.

In White Plains, New York we lease (1) approximately 2,840 square feet of office space at a rental price of $4,970 per month plus utilities with incremental annual increases in rent commencing in year three of the lease term and (2) approximately 4,725 square feet at a rental price of $8,663 per month plus utilities with incremental annual increases in rent commencing in year three of the lease term.  Both leases are for a term of five years and expire on November 30, 2008 and July 31, 2010, respectively.   The rent commencement date on the lease expiring in 2010, is August 1, 2005.

In Orlando, Florida we lease approximately 4,000 square feet of office space at a rental price of $3,302 per month plus utilities on a month-to-month basis.

In Winter Garden, Florida we lease approximately 32,000 square feet of office space at a rental price of $18,849 per month plus utilities.  Incremental increases in rent commence in year two of the seven-year lease term.  The lease term commenced on April 1, 2005 and the rent commencement date is July 1, 2005.   We are currently negotiating an Amendment to the Winter Garden Retail Lease Agreement postponing the rent commencement date until the City of Winter Garden issues a certificate of occupancy for the premises.  The landlord has waived our rent obligations under the lease until we reach a mutually acceptable agreement with respect to this issue.   After September 1, 2005, after we move operations to this location, we anticipate terminating our lease in Orlando, Florida.

Certain Relationships and Related Transactions

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.

During 2003, we borrowed $86,000 from Geils Ventures LLC, a stockholder of Cordia.  Alexander Minella, General Manager of Cordia’s Telecommunications Division, is the 5% owner and managing member of Geils Ventures, LLC. During 2004, we borrowed an additional, $40,000 from Geils Ventures LLC.  Both loans bore an interest rate of 12% per annum and were payable upon demand.  As of December 31, 2004, Cordia repaid all outstanding loan obligations, incurred in 2003 and 2004, to Geils Ventures LLC, including accrued interest, which amounted to $4,511.

On May 6, 2005, we borrowed an additional $75,000 from Geils Ventures, LLC at an interest of 15% per annum payable within ten (10) days.  On May 16, 2005, the loan with applicable interest was paid in full.  On June 6, 2005, we borrowed an additional $100,000 from Geils Ventures, LLC at an interest of 15% per annum payable within twenty-one (21) days.  The loan was paid in full on June 27, 2005.  We borrowed an additional $100,000 from Geils Ventures on July 5, 2005, at an interest rate of 15% per annum payable within thirty (30) days.  The loan was paid in full on August 5, 2005.  At that time, we borrowed an additional $100,000 at an interest rate of 15% per annum payable within 15 (fifteen) days from Geils Ventures.  We anticipate repaying this loan on or before its due date.

Transactions with Former Affiliate

On March 3, 2003, Cordia sold its equity interests in its subsidiary, Insurance Solutions Group, Inc. ("ISG"), to West Lane Group, Inc., a company owned by the then-current management of ISG, for a purchase price of $750,000 represented by a promissory note in that amount, which note had a term of two years, bore interest at 6% per annum and was secured by 700,000 shares of Cordia's common stock owned by West Lane. The purpose of this transaction was so we could focus on our telecommunications business.  We also entered into a licensing agreement with ISG whereby ISG purchased an unlimited license to certain software owned by Cordia. Pursuant to the license agreement, ISG paid Cordia $100,000 on execution of the license agreement, and agreed to pay an additional $6,000 per month (including interest) for a period of 25 months.

On December 10, 2003, we agreed to accept a total of 312,500 shares of its common stock from West Lane Group, Inc. on behalf of West Lane Group, Inc, its affiliates and subsidiaries to satisfy $30,000 in principal and $33,750 in interest on the promissory note and $30,000 in interest on the licensing agreement. Upon transfer of the shares to the Company the shares were retired reducing the Company's outstanding shares.

On February 6, 2004, we entered into a Mutual Release and Satisfaction of Promissory Note and License Agreement whereby we has agreed to settle West Lane's payment obligations under the promissory note and licensing agreement in exchange for the return of 1,412,500 shares of the Company's common stock, a fifteen (15) month option to purchase 100,000 shares at a price of forty cents ($0.40) and the release of the Company's service obligations under the License Agreement. In addition to our settlement with West Lane, we transferred all ownership interest to the technology and source code of SUBRO AGS software to West Lane. Upon transfer of the shares to the Company the shares were retired reducing the Company's outstanding shares.

On December 28, 2004, we gave West Lane Group, Inc. written notice of our intention to exercise our option to purchase 100,000 shares at $0.40 per share pursuant to an option agreement entered into between the parties. The shares were transferred to Cordia on February 9, 2005.

Market for Common Equity and Related Stockholder Matters

Since June 7, 2002, our common stock has been listed under the symbol “CORG” on the OTCBB.  Prior to that time, we were listed on the OTC Bulletin Board under the symbol “CORC” from June 5, 2001 to June 6, 2002 and under the symbol “CYOL” from May 8, 2000 to June 4, 2001. The following table represents the high and low per share bid information for our common stock for each quarterly period in fiscal 2004 and 2003. Such high and low bid information reflects inter-dealer quotes, without retail mark-up, mark down or commissions and may not represent actual transactions.

	Year Ended 2005		Year Ended 2004		Year Ended 2003
	High	Low	High	Low	High	Low

Quarter ended March 31	$ 1.90	$ 0.65	$ 0.43	$ 0.33	$ 2.15	$ 0.55
Quarter ended June 30	2.20	1.40	0.40	0.33	0.65	0.25
Quarter ended September 30			0.50	0.25	0.48	0.22
Quarter ended December 31			1.05	0.44	0.36	0.22

As of August 5, 2005, there were 4,607,210 shares of our common stock outstanding held by approximately 153 shareholders of record.

We do not currently pay dividends on our common stock. We do not intend to declare or pay dividends on our common stock, but to retain earnings, if any, for the operation and expansion of our business.

Recent Sales of Unregistered Securities

There were no sales of unregistered securities during the twelve-month period ending December 31, 2004.  In 2005, we completed a private placement of series A convertible preferred stock and warrants. Under the terms of the private placement we raised $1,500,000 through the sale of preferred stock and warrants.  The terms of the private placement require us to file a registration statement to register the shares of common stock in anticipation of the potential conversion of the preferred stock and/or exercise of the warrants.  The preferred stock and warrants were sold to one party who is an accredited investor.

Issuer Purchases of Equity Securities

On January 7, 2004, the Board of Directors of Cordia unanimously authorized Cordia’s management to spend an aggregate of $100,000 to re-purchase Cordia’s common stock when market conditions are favorable for that purpose.

			Total # of Shares
			Purchased as Part	Approximate Dollar Value of Shares
	Total # Shares	Average Price	of Publicly Announced	that May be Purchased Under
Period	Purchased	Per Share	Plans or Programs	Plans or Programs

7/1/04 - 7/31/04	15,800	$0.30	All	$95,260
8/1/04 - 8/31/04	27,200	$0.33 - $0.34	All	$86,184
9/1/04 - 9/31/04	10,000	$0.44	All	$81,784
10/1/04 - 10/31/04	7,500	$0.50	All	$78,034
12/1/04 - 12/31/04	7,450	$1.00	All	$70,584

All purchases were made in open-market transactions pursuant to the Board’s action taken on January 7, 2004.

The repurchase plan was announced in Cordia’s Form 8-K filed on January 14, 2004.  Under the plan, an aggregate of $100,000 was authorized for the purpose of re-purchasing Cordia’s common stock when market conditions were favorable for that purpose.  The plan prevented re-purchase of stock if the market price exceeded $1.00.  The plan would expire after the aggregate amount authorized was exhausted.  The last purchase made under the plan was in December 2004 and Cordia does not intend to make any further purchases under the plan.

A total of 17,200 shares were purchased at $0.33 per share and 10,000 shares were purchased at $0.34 per share. Cordia’s management purchased a total of 67,950 shares of common stock during fiscal year 2004 with an aggregate purchase price of $30,998.

Purchase of Treasury Stock pursuant to Option Agreement

On December 28, 2004, we gave West Lane Group, Inc. written notice of our intention to exercise our option to purchase 100,000 shares at $0.40 per share pursuant to an option agreement entered into between the parties. The shares were transferred to Cordia on February 9, 2005.  The total purchase price was $40,000.

Executive Compensation

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Cordia's chief executive officer and each of the other executive officers that were serving as executive officers at December 31, 2004 (collectively referred to as the "Named Executives").  No other executive officer serving from 2002 to 2004 received compensation greater than $100,000.

Summary Compensation Table

Long- Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation($)	Restricted Stock Awards	Securities Underlying Options/SARS	LTIP Payouts	All Other Compensation
Joel Dupré (1)	2004 2003	None None	None None	None None	None None	None None	None None	None None
	2002	None	None	None	None	None	None	None

Patrick Freeman(2)	2004 2003	$151,000 $125,000	None None	None None	None 50,000	None 600,000	None None	None None
	2002	None	None	None	None	None	None	None

Lorie Guerrera(3)	2004 2003	$ 95,000 $ 85,000	$5,000 None	None None	None 30,000	None 50,000	None None	None None
	2002	$ 85,000	None	None	None	None	None	None

Wesly Minella (4)	2004 2003	$ None $ None	None None	None None	None 20,000	None 50,000	None None	None None
	2002	$ None	None	None	None	None	None	None

(1)

Mr. Dupré was elected to serve on Cordia’s board of directors in May 2005.  The Board of Directors appointed Mr. Dupré to serve as Chief Executive Officer following Mr. Freeman’s recent resignation.  Mr. Dupré did not receive a salary during the last fiscal year, however, his current salary is $151,000 per annum.

(2)

Mr. Freeman served as President and Chief Executive Officer of Cordia from December 2002 until May 2005.  In May 2005, he resigned from the position of Chief Executive Officer.  Mr. Freeman still serves as the Company’s President and Chief Operating Officer.    The options were granted on March 25, 2003, with an exercise price of $0.60 per share and three (3) year vesting schedule.  The options expire on March 25, 2008.

(3)

Ms. Guerrera serves as Cordia’s Chief Accounting Officer and Treasurer. The options were granted on March 25, 2003, with an exercise price of $0.60 per share and three (3) year vesting schedule.  The options expire on March 25, 2008.

(4)

Mr. Minella has served as Cordia’s Secretary since 2001 without receiving a salary.  In January 2005, Mr. Minella was appointed to serve as the President and Chief Operating Officer of Company’s subsidiary, Cordia Communications Corp. with a salary of $125,000.  The options were granted on March 25, 2003, with an exercise price of $0.60 per share and three (3) year vesting schedule.  The options expire on March 25, 2008.

Option/SAR Grants in Last Fiscal Year

	Number of securities	Percentage of total
	underlying options/	options/SARs granted	Exercise or base	Expiration
Name	SARs Granted (#)	to employees in fiscal year	price ($/Sh)	date

Patrick Freeman	None	None	None	N/A
Lorie Guerrera	None	None	None	N/A
Wesly Minella	None	None	None	N/A

Aggregated Options/SAR Exercises n Last Fiscal Year and FY-End Option/SAR Values

			Number of securities	Value of unexercised
			underlying unexercised	in-the-money options/SARs
	Shares Acquired		options/SARs at FY-end (#)	at FY-end ($) exercisable/
Name	on exercise (#)	Value Realized ($)	exercisable/unexercisable	unexercisable

Joel Dupré	None	None	None	None

Patrick Freeman	None	None	600,000 exercisable	$360,000 - exercisable

Lorie Guerrera	None	None	50,000 exercisable	$30,000 - exercisable

Wesly Minella	None	None	50,000 exercisable	$30,000 - exercisable

Stock Option Exercise

In fiscal 2004, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2004 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board or directors or both.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. We did not compensate our directors for service on the Board of Directors during fiscal 2004.  Each director was issued 10,000 restricted shares, an aggregate 30,000 shares, on January 25, 2005 for their 2004-2005, service on the Board.

No other compensation arrangements exist between Cordia and our Directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Cordia does not have any employment contracts with our executive officers.  No other compensatory plan or arrangements exist between Cordia and our executive officers that results or will result from the resignation, retirement or any other termination of such executive officer’s employment with Cordia or from a change-in-control of the Company.

Report on Repricing of Options/SARs

During fiscal 2004, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officers.

Report on Executive Compensation

The Board of Directors determines the compensation of Cordia’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any. The compensation policies utilized by the Board of Directors are intended to enable Cordia to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance. During the fiscal year ended December 31, 2004, Cordia's chief executive officer was Patrick Freeman. other executive officers included Lorie M. Guerrera, chief accounting officer and treasurer and Wesly Minella, secretary.

 Base salaries for Cordia's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within Cordia's industry.

Cordia believes that its salaries are below average as compared to its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of Cordia, the performance of the executive, particularly with respect to the ability to manage the growth of Cordia, the length of the executive's service to Cordia and any increased responsibilities assumed by the executive.

In 2001, Cordia’s stockholders ratified the 2001 equity incentive plan), which was adopted by Cordia’s Board of Directors.  The plan reserved 5,000,000 shares of common stock for issuance under the plan.  In 2003, Cordia’s stockholders voted to amend the plan by increasing the aggregate number of shares of common stock issuable under the Plan and authorized an additional 1,000,000 shares.  The Board of Directors may grant stock incentives, in their sole discretion, to officers and employees of Cordia to reward outstanding performance during the prior fiscal year and as an incentive to continued outstanding performance in future years. In evaluating the performance of officers and employees other than the chief executive officer and president, the Board of Directors consults with the chief executive officer and president and others in management, as applicable. In an effort to attract and retain highly qualified officers and employees, stock incentives may also be granted by the Board of Directors, at its sole discretion, to newly hired officers and employees as an inducement to accept employment with Cordia.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2004.

Financial Statements

The following consolidated financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page F-8 to our consolidated financial statements are herein incorporated:

         Condensed Consolidated Balance Sheets – June 30, 2005 (unaudited) and December 31, 2004

         Condensed Consolidated Statements of Operations –

         Six and Three months ended June 30, 2005 and 2004 (unaudited)

         Condensed Consolidated Statements of Cash Flows –

         Six months ended June 30, 2005  and 2004 (unaudited)

         Notes to Condensed Consolidated Financial Statements –

         Six months ended June 30, 2005 and 2004 (unaudited)

         Report of Independent Registered Public Accounting Firm

         Consolidated Balance Sheets - December 31, 2004 and 2003

        Consolidated Statements of Operations - Years ended December 31, 2004 and 2003

        Consolidated Statements of Stockholders' Equity (Deficit) –

         Years ended December 31, 2004 and 2003

        Consolidated Statements of Cash Flows –

         Years ended December 31, 2004 and 2003

        Notes to Consolidated Financial Statements –

         Years ended December 31, 2004 and 2003

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On January 7, 2004, our former auditors resigned, because of their decision to cease offering auditing services to public companies, and on January 19, 2004, we engaged the services of Lazar, Levine & Felix LLP to serve as our new principal independent accountants for our audit for the year ending December 2003, for which a Form 8-K was filed.

CORDIA CORPORATION AND SUBSIDIARIES

CONTENTS

Page

Condensed Consolidated Balance Sheets -
June 30, 2005 (unaudited) and December 31, 2004	F-1

Condensed Consolidated Statements of Operations -
Six and Three months ended June 30, 2005 and 2004 (unaudited)	F-2

Condensed Consolidated Statements of Cash Flows -
Six months ended June 30, 2005 and 2004 (unaudited)	F-3

Notes to Condensed Consolidated Financial Statements (unaudited)	F-4 – F-7

Report of Independent Registered Public Accounting Firm	F-8

Consolidated Balance Sheets -
December 31, 2004 and 2003	F-9

Consolidated Statements of Operations -
Years Ended December 31, 2004 and 2003	F-10

Consolidated Statements of Stockholders’ Equity (Deficit) -
Years Ended December 31, 2004 and 2003	F-11

Consolidated Statements of Cash Flows -
Years Ended December 31, 2004 and 2003	F-12

Notes to Consolidated Financial Statements	F-13 – F-23

CORDIA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS


	June 30,	December 31,
	2005	2004
ASSETS	(unaudited)

Current Assets
Cash and cash equivalents	$ 265,357	$ 300,119
Cash - restricted	1,361,057	-
Accounts receivable, less allowance for doubtful accounts of
$2,945,674 (2005) and $627,158 (2004)	6,007,769	4,423,423
Prepaid expenses	572,309	324,420
Accrued usage receivable	285,000	263,014

TOTAL CURRENT ASSETS	8,491,492	5,310,976

Property and equipment, at cost
Office and computer equipment	456,569	236,597
Computer software	260,977	-
Leasehold Improvements	113,693	-

	831,239	236,597
Less: Accumulated depreciation/amortization	(147,962)	(59,182)

NET PROPERTY AND EQUIPMENT	683,277	177,415

Other Assets
Security deposits	129,814	59,064

TOTAL ASSETS	$9,304,548	$5,547,455

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$2,774,926	$3,316,121
Accrued expenses	3,717,023	2,154,910
Unearned income	1,257,714	867,728
Loans payable - other	57,000	57,000

TOTAL CURRENT LIABILITIES	7,806,663	6,395,759

Noncurrent Liabilities
Deferred rent	4,260	2,840

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value; 5,000,000 shares authorized,
1,500,000 shares issued and outstanding	1,500	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
4,607,210 (2005) and 4,541,210 (2004) shares issued and outstanding	4,607	4,541
Additional paid-in capital	5,304,937	3,660,087
Accumulated deficit	(3,721,386)	(4,459,774)

	1,589,658	(795,146)
Less: Treasury stock, at cost, 117,694 (2005) and 77,694 (2004) common shares	(95,998)	(55,998)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	1,493,660	(851,144)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 9,304,548	$ 5,547,455


See notes to consolidated financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)


	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues
Telecommunications Revenue	$ 18,937,569	$ 3,397,671	$ 9,808,379	$ 1,818,242
Other	374,713	315,716	210,079	126,713

	19,312,282	3,713,387	10,018,458	1,944,955

Operating Expenses
Resale and Wholesale Line Charges	10,003,113	1,598,381	4,978,400	802,611
Sales and Marketing	2,166,126	648,331	1,291,893	342,016
Provision for Doubtful Accounts	2,309,399	69,711	1,237,459	57,561
General and Administrative	3,877,426	1,522,650	2,015,916	743,543
Depreciation	88,780	18,032	55,761	9,012

	18,444,844	3,857,105	9,579,429	1,954,743

Operating Income (Loss)	867,438	(143,718)	439,029	(9,788)

Other Income (Expenses)
Other expenses	(14,466)	(1,255)	(9,935)	(1,100)
Interest income (expense)	7,830	(5,746)	8,878	(2,705)

	(6,636)	(7,001)	(1,057)	(3,805)

Net Income (Loss)	$860,802	($150,719)	$437,972	($13,593)

Basic Income (Loss) per share	$0.19	($0.03)	$0.10	$ -

Weighted Average Common Shares Outstanding	4,504,890	4,968,577	4,503,254	4,534,512

Diluted Income (Loss) per share	$0.14	($0.03)	$0.07	$ -

Weighted Average Common and Common Equivalent Shares Outstanding	5,943,675	4,968,577	6,536,092	4,534,512


See notes to consolidated financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)


	For the Six Months Ended
	June 30,
	2005	2004

Cash Flows From Operating Activities
Net Income (Loss) from continuing operations	$ 860,802	($150,719)
Adjustments to reconcile net income (loss) to net cash
(used) provided by operations
Compensatory stock expense	46,500	45,600
Provision for amounts receivable	2,309,399	42,084
Depreciation expense	88,780	18,032
(Increase) decrease in assets:
Increase in restricted cash	(1,361,057)	-
Accounts receivable	(3,893,745)	(492,748)
Prepaid expense	(225,389)	(75,893)
Accrued usage receivable	(21,986)	(47,041)
Security deposits	(70,750)	28,350
Increase (decrease) in liabilities:
Accounts payable	(541,195)	207,057
Accrued expenses	1,562,113	462,458
Unearned income	389,986	24,600
Deferred rent	1,420	-

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(855,122)	61,780

Cash Flows from Investing Activities
Capitalized software costs	(260,977)	-
Leasehold improvements	(113,693)	-
Purchase of property and equipment	(219,972)	(88,644)

NET CASH USED BY INVESTING ACTIVITIES	(594,642)	(88,644)

Cash Flows From Financing Activities
Proceeds from issuance of preferred stock	1,455,000	-
Purchase of treasury stock	(40,000)	-
Proceeds from loans payable	-	20,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,415,000	20,000

Decrease in Cash	(34,764)	(6,864)

Cash, beginning	300,119	111,288

Cash, ending	$ 265,355	$ 104,424

Supplemental Disclosures of Cash Flow Information
Cash paid during the quarter for:
Interest	$ 1,250	$ 5,746

Non Cash Items:
Restricted common stock issued:
36,000 shares for investor relations agreement valued at $45,000
(18,000 shares earned and expensed)	$22,500	-

Stock received by Company to satisfy:
Note receivable due of $595,000
Accrued interest on note receivable of $33,750
License fee payments due of $30,000	-	$658,750


See notes to consolidated financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2005

Unaudited

Note 1: Basis of Presentation

Our unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. Therefore, these financial statements should be read in conjunction with the financial statements and related footnotes included in our Annual Report on Form 10-KSB for the most recent year-end. These financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly state the results for the interim periods reported. The results of operations for the three-month period ended March 31, 2005 are not necessarily indicative of the results to be expected for the full year.

The consolidated financial statements include the accounts of Cordia Corporation (“Cordia”) and the accounts of our wholly owned subsidiaries Cordia Communications Corp. (“CCC”), My Tel Co, Inc. (“My Tel”),  Cordia International Corp. (“CIC”) and CordiaIP Corp. for the  six and three months ended June 30, 2005.  The condensed consolidated financial statements include the accounts of Cordia and CCC for the six and three months ended June 30, 2004.  Cordia Corporation and its subsidiaries are collectively referred to herein as the “Company.” All material intercompany balances and transactions have been eliminated.

Certain amounts in the 2004 consolidated financial statements have been reclassified to conform with the current period presentation.

Note 2: Restricted Cash

At  June 30, 2005, we held  three  Certificates of Deposit (“CD’s”) totaling  $1,350,000 and accrued interest on the CD’s of $11,057.  The CD’s secure three Letters of Credit (“LOC’s”), which were required as a result of our new contract with Verizon Communications. Two of the CD’s mature in March 2006 and the third CD matures in April 2006, and we are unable to withdraw the funds held in these accounts without penalty until the maturity dates are reached.

Note 3:  Sale of Unregistered Securities

On March 7, 2005, the Company consummated a private placement with Barron Partners, L.P., (“Barron”) a Delaware limited partnership in which the Company issued 1,500,000 shares of series A convertible preferred stock, and issued warrants to purchase 750,000 shares of its common stock at $2.00 per share and warrants to purchase 750,000 shares of its Company’s common stock at $4.00 per share.  Barron’s cash consideration for the series A convertible preferred stock and warrants aggregate $1,500,000.

The fair value of the warrants issued was estimated on the date of grant at $122,415, using the Black-Scholes option pricing model including expected volatility of 75% and average risk free rate of 3.71% and an expected life of three to four years.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2005

Unaudited

Note 4: Stockholders' Equity

On May 23, 2003, Cordia’s shareholders voted to amend the 2001 Equity Incentive Plan (the “Plan”) by authorizing an additional 1,000,000 shares.  The total number of shares of Cordia’s common stock authorized for issuance under the Plan is 6,000,000, subject to adjustment for events such as stock dividends and stock splits.

A committee of the board of directors having full and final authority and discretion to determine when and to whom awards should be granted administers the Plan.  The committee will also determine the terms, conditions and restrictions applicable to each award.  Transactions under the Plan are summarized as follows:


	Stock Options	Exercise Price

Balance, December 31, 2004	937,000	$ .40 to 7.50
Granted	110,000	1.85
Exercised	-	-
Expired	-	-

Balance, June 30, 2005	1,047,000	$ .40 to 7.50

As of June 30, 2005, there were 987,500 options outstanding that were exercisable.


In electing to follow APB 25 for expense recognition purposes, the Company is obliged to provide the expanded disclosures required under SFAS No. 123 for stock-based compensation granted in 1996 and thereafter. The fair value of the employee stock options granted for the six months ended June 30, 3005 and 2004 was approximately $62,000 and $54,000 respectively, based on the Black-Scholes option valuation model.  For purposes of pro forma disclosures, stock-based compensation is recognized over the vesting period as vesting requirements are fulfilled.

The following table compares the results for the  six months ended June 30, 2005  and 2004, had the Company adopted the expense recognition provisions of FAS No. 123:


	As reported	Pro Forma

2005
Net Income	$860,802	$798,969
Basic Income per share	$0.19	$0.18
Diluted Income per share	$0.14	$0.13

2004
Net Loss	($150,719)	($204,871)
Basic Loss per share	($0.03)	($0.04)
Diluted Loss per share	($0.03)	($0.04)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2005 and 2004 respectively, expected volatility between 75% and 300%; risk-free rate between 3.71% and 3.33%; and an expected life between three and  four years.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2005

Unaudited

The effects of applying SFAS 123 in the above pro forma disclosures are not indicative of future amounts as future amounts are likely to be affected by the number of grants awarded and since additional awards are generally expected to be made at varying prices.

Note 5:  Income Taxes

A full valuation allowance was provided for certain deferred tax assets, since, in management’s opinion, the realizability of such assets was uncertain in light of operating losses incurred through December 31, 2004.  The Company periodically reviews the adequacy of the valuation allowance and will recognize benefits only if a reassement indicates that it is more likely than not that the benefits will be realized.


Through December 31, 2004, the Company and its subsidiaries have generated net operating loss carryforwards aggregating approximately $2,000,000.  These carryforwards are available to offset current and future taxable income and expire at various years through 2023.

Note 6: Commitments

Operating Leases

As of June 30, 2005, we leased property in White Plains, New York; Orlando, Florida; and Winter Garden, Florida.

In White Plains, New York we lease (1) approximately 2,840 square feet of office space at a rental price of $4,970 per month plus utilities with incremental annual increases in rent commencing in year three of the lease term and (2) approximately 4,725 square feet at a rental price of $8,663 per month plus utilities with incremental annual increases in rent commencing in year three of the lease term.  Both leases are for a term of five years and expire on November 30, 2008 and July 31, 2010, respectively.   The rent commencement date on the lease expiring in 2010, is August 1, 2005.

In Orlando, Florida we lease approximately 4,000 square feet of office space at a rental price of $3,302 per month plus utilities on a month-to-month basis.

 In Winter Garden, Florida we lease approximately 32,000 square feet of office space at a rental price of $18,849 per month plus utilities.  Incremental increases in rent commence in year two of the seven-year lease term.  The lease term commenced on April 1, 2005 and the rent commencement date was July 1, 2005.  We are currently negotiating an Amendment to the Winter Garden Retail Lease Agreement postponing the rent commencement date until the City of Winter Garden issues a certificate of occupancy for the premises.  Our rent obligations under the lease have been waived by the landlord until we reach a mutually acceptable agreement with respect to this issue. We anticipate moving our operations to this location before the close of third quarter 2005, and anticipate terminating our month-to-month lease in Orlando, Florida after we are operational in our new location. We are unable to provide a future minimum rental commitment table for our Winter Garden, Florida premises as the rent commencement date is contingent upon the City of Winter Garden’s issuance of a certificate of occupancy.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2005

Unaudited

Future minimum rental commitments under these leases from  July 1, 2005 to December 31, 2005 are $48,285 and for years subsequent to December 31, 2005 are as follows:


Year Ending
December 31:

2006	$ 166,430
2007	173,995
2008	173,995
2009	178,720
2010	113,400

$ 806,540


Employee Benefit Plan

In 2004, the Company began the “Cordia Corporation 401(k) Profit Sharing Plan” covering all eligible employees. Under the plan, the Company matches on an elective basis, 50% of the first 6% contributed by the employee, for an aggregate maximum of 3%. Participating employees shall become vested in employer contributions after three (3) years of service. If a participating employee is terminated or resigns before the three (3) year vesting period employer contributions shall be forfeited.  The plan became effective January 1, 2004, and employee and employer contributions commenced April 16, 2004.   As of June 30, 2005, employee contributions totaled $19,817 and employer contributions totaled $8,668.  The total contract assets since the plans inception are $162,357.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Cordia Corporation

We have audited the accompanying consolidated balance sheets of Cordia Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of Cordia's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cordia Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Cordia will continue as a going concern. As discussed in Note 1 to the financial statements, Cordia has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LAZAR LEVINE & FELIX LLP

New York, New York 10118

March 4, 2005

CORDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2004	2003
ASSETS

Current Assets
Cash	$ 300,119	$ 111,288
Accounts receivable, less allowance for doubtful accounts of
$627,158 (2004) and $111,167 (2003)	4,423,423	600,840
Prepaid expenses	324,420	111,009
Accrued usage receivable	263,014	82,148
Loans receivable from affiliates	-	30,000

TOTAL CURRENT ASSETS	5,310,976	935,285

Property and equipment, at cost
Office and computer equipment	236,597	39,759
Less: Accumulated depreciation	59,182	10,241

NET PROPERTY AND EQUIPMENT	177,415	29,518

Other Assets
Note receivable	-	595,000
Security Deposits	59,064	77,414

TOTAL OTHER ASSETS	59,064	672,414

TOTAL ASSETS	$ 5,547,455	$ 1,637,217

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$ 3,316,121	$ 887,860
Accrued expenses	2,154,910	539,716
Unearned income	867,728	181,763
Loans payable to affiliates	-	8,074
Loans payable-other	57,000	57,000

TOTAL CURRENT LIABILITIES	6,395,759	1,674,413

Noncurrent Liabilities
Deferred Rent	2,840	-

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock, $.001 par value; 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares authorized,
4,541,210 (2004) and 6,156,211 (2003) shares issued and outstanding	4,541	6,156
Additional paid-in capital	3,660,087	4,271,622
Accumulated deficit	(4,459,774)	(4,289,974)

	(795,146)	(12,196)
Less: Treasury stock, at cost, 77,694 (2004) and 10,000 (2003) common shares	(55,998)	(25,000)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(851,144)	(37,196)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 5,547,455	$ 1,637,217

See notes to consolidated financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31
	2004	2003

Revenues
Telecommunications revenue	$ 12,622,964	$ 3,489,779
Other	606,492	545,998

	13,229,456	4,035,777

Operating Expenses
Resale and wholesale line charges	6,207,042	1,814,602
Payroll and payroll taxes	2,246,651	1,105,818
Advertising and promotion	2,596,326	755,965
Professional and consulting fees	153,571	198,411
Depreciation	48,941	7,607
Insurance	180,786	87,817
Office expense	154,890	43,408
Telephone	182,421	65,814
Rent and building maintenance	163,195	52,795
Other selling, general and administrative	1,438,688	623,401

	13,372,511	4,755,638

Operating Loss	(143,055)	(719,861)

Other Income (Expenses)
Impairment loss on note receivable	-	(155,000)
Income (loss) on investments	-	3,750
Other expense	(17,809)	(1,640)
Interest income	-	46,775
Interest expense	(8,936)	(3,799)

	(26,745)	(109,914)

Loss From Continuing Operations	(169,800)	(829,775)

Income (Loss) from Discontinued Operations
Gain on disposal of subsidiaries	-	1,554,306
Loss from operations of ISG & subsidiary	-	(140,726)

	-	1,413,580

Net Income (Loss)	$ (169,800)	$ 583,805

Basic and Diluted Income (Loss) per Share	$ (0.04)	$ 0.10

Weighted Average Shares Outstanding	4,722,032	5,796,581

 See notes to consolidated financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common	Stock			Treasury	Stock

			Additional	Common
	Number of		Paid-In	Stock	Number of		Accumulated
	Shares	Amount	Capital	Subscribed	Shares	Amount	Deficit	Total Deficit

Balance, December 31, 2002	5,701,211	$5,701	$3,956,739	$60,000	10,000	$(25,000)	$(4,873,779)	$(876,339)

Common Stock purchased by
nonaffiliates	60,000	60	44,440	-	-	-	-	44,500

Common Stock issued:
Employees	335,000	335	100,165	-	-	-	-	100,500
Non-employees, net of expenses	60,000	60	53,940	(60,000)	-	-	-	(6,000)

Options granted and consulting expense:
Employees	-	-	15,000	-	-	-	-	15,000
Non-employees	-	-	101,338	-	-	-	-	101,338

Net Income	-	-	-	-	-	-	583,805	583,805

Balance, December 31, 2003	6,156,211	6,156	4,271,622	-	10,000	(25,000)	(4,289,974)	(37,196)

Common Stock issued:
Employees	110,000	110	45,490	-	(256)	-	-	45,600
Stock received from sale of ISG
and retired	(1,725,001)	(1,725)	(657,025)	-	-	-	-	(658,750)

Treasury Shares purchased	-	-	-	-	67,950	(30,998)	-	(30,998)

Net Loss	-	-	-	-	-	-	(169,800)	(169,800)

Balance, December 31, 2004	4,541,210	$4,541	$3,660,087	-	77,694	$(55,998)	$(4,459,774)	$(851,144)

See notes to consolidated financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31
	2004	2003
Cash Flows From Operating Activities
Net (loss) from continuing operations	$ (169,800)	$ (829,775)
Adjustments to reconcile net loss to net cash
provided (used) by operations
Gain on investments	-	(3,750)
Compensatory stock expense	45,600	216,838
Provision for accounts receivable	627,544	247,668
Depreciation expense	48,941	7,607
Impairment loss on note receivable	-	155,000
(Increase) decrease in assets:
Accounts receivable	(4,450,127)	(718,158)
Other receivables	-	46,082
Prepaid expenses	(247,161)	(94,115)
Accrued usage receivable	(180,866)	(51,735)
Security deposits	18,350	(43,650)
Increase (decrease) in liabilities:
Accounts payable	2,428,261	460,174
Accrued expenses	1,615,194	504,425
Unearned income	685,965	171,859
Deferred Rent	2,840	-

Net cash provided by continuing operations	424,741	68,470

Net cash (used) by discontinued operations	-	(79,029)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	424,741	(10,559)

Cash Flows From Investing Activities
Decrease in other loans receivable	-	1,750
Proceeds from sale of investments	-	6,550
Purchase of property and equipment	(196,838)	(27,113)

NET CASH USED BY INVESTING ACTIVITIES	(196,838)	(18,813)

Cash Flows From Financing Activities
Proceeds from loans payable	20,000	42,000
Payments of loans payable	-	(10,083)
Payments of loans payable to affiliates	(28,074)	-
Purchase of treasury stock	(30,998)	-
Proceeds from sale of subscription stock	-	38,500

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(39,072)	70,417

Increase in Cash	188,831	41,045

Cash, Beginning	111,288	70,243

Cash, Ending	$ 300,119	$ 111,288

Supplemental Disclosures of Cash Flow Information - Cash paid during the year for:
Interest	$ 8,936	$ 3,799

Non Cash Items:
Common stock issued	$ -	$54,000

See notes to consolidated financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

The Company

Cordia Corporation (formerly CyberOpticLabs, Inc.) ("Cordia") was organized on June 22, 1988 and consummated an Initial Public Offering of its common stock on March 15, 1989. On February 26, 1992, Cordia filed a current report on Form 8-K reporting that it had ceased operations and was liquidating its assets to pay off existing liabilities due to a lack of working capital.

On November 30, 2000, Cordia acquired all of the outstanding common stock of ISG Group, Inc. ("ISG") and U.S. Direct Agency, Inc. ("USD") in exchange for 4,330,200 shares of Cordia's common stock (approximately 84 percent of Cordia's common shares issued and outstanding). For accounting purposes, the transaction was treated as the acquisition of Cordia by ISG and USD, with ISG and USD as the acquirer (reverse acquisition).

The acquisition of Cordia had been accounted for as a series of capital stock transactions by ISG and USD. Accordingly, no goodwill was recorded and no pro-forma information was provided.

Operations

Cordia’s wholly-owned subsidiary, Cordia Communications Corp. ("CCC"), was formed during 2001 and commenced operations during 2002, as a competitive local exchange carrier providing local and long distance telecommunications services to businesses and individuals in New York, New Jersey and Pennsylvania. The telecommunications services provided by CCC are subject to regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon CCC.

Principles of Consolidation

The consolidated financial statements include the accounts of Cordia, CordiaIP, My Tel (an inactive subsidiary) and CCC for the years ended December 31, 2004 and 2003. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont'd)

Basis of Presentation

These consolidated financial statements have been prepared assuming that Cordia and its subsidiaries ("the Company") will continue as a going concern. The Company has incurred losses since its inception and also has a negative working capital and deficiency in stockholders' equity as of December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. During 2003, the Company sold its interests in ISG (a subsidiary). As a result of this transaction, the Company's stockholders' equity increased by approximately $1,556,000. The Company disposed of business segments that have historically generated net losses and working capital deficiencies, and the Company received a $750,000 note secured by 700,000 shares of the Company's common stock. In addition, the Company's remaining business segment, CCC, was profitable in 2003 and 2004.  Accordingly, management believes that the Company will be able to generate sufficient cash flows to meet its obligations as they come due during 2005. In its efforts to strengthen its financial position the Company consummated a private placement with Barron Partners, L.P. subsequent to the year ended December 31, 2004, in which the Company issued 1,500,000 shares of series A convertible preferred stock, and issued warrants to purchase 750,000 shares of the Company’s common stock at $2.00 per share and warrants to purchase 750,000 shares of the Company’s common stock at $4.00 per share.  Barron’s cash consideration for the series A convertible preferred stock and warrants total $1,500,000.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in banks and cash invested temporarily in various instruments with maturities of three months or less at time of purchase.

Fair Value of Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Concentrations with regard to accounts receivable are limited due to the Company's large customer base.

The Company from time to time may maintain cash balances, which exceed the Federal Depository Insurance Coverage limit. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these items. The carrying amount of debt also approximates fair value since the interest rates on these instruments approximate market interest rates.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, depreciation is provided using accelerated methods over useful lives ranging from three to seven years. Expenditures that significantly increase value or extend useful asset lives are capitalized. Expenditures for maintenance, repairs and renewals of a minor nature are charged against operations as incurred.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont'd)

Revenue Recognition

Telecommunication income is recognized as services are provided. The Company recognizes revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin 104, “Revenue Recognition”(“SAB 104”). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectability is reasonably assured.

Amounts invoiced and collected in advance of being earned are recorded as unearned income.  Unbilled services are recorded as accrued usage receivable.

Advertising and Promotion

Advertising and promotion costs are expensed as incurred. For the years ended December 31, 2004 and 2003, advertising and promotion costs aggregated $2,596,326 and $755,965 respectively.

Bad Debt Expense

The Company provides for estimated losses on accounts receivable, using the allowance method, based on prior bad debt experience and a review of existing receivables.

Comprehensive (Loss) Income

The Company has no items of other comprehensive income in any period presented.  As such, Net (Loss) Income as presented in the statement of operations equals comprehensive (loss) income.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees."   Stock options are granted at prices equal to the fair market value of the Company’s common stock on the grant dates, therefore no compensation expense is recognized in connection with stock options granted to employees.  Compensation expenses resulting from grants of restricted stock is recognized during the period the service is performed.

In 1996, SFAS No. 123, "Accounting for Stock-Based Compensation," prescribed that the recognition of compensation be based on the fair value of options on the grant date, and allowed companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair value method application. See Note 5 for pro forma disclosures required by SFAS No. 123 plus additional information on the Company's stock options (see also – New Accounting Pronouncement SFAS No.123R below).

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont'd)

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings (loss) Per Share

Earnings (loss) per common share are calculated under the provisions of SFAS No. 128, “Earnings per Share.” SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common share outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Diluted earnings (loss) per share has not been presented as the effect of the common stock purchase options and warrants outstanding, on such calculation, would have been anti dilutive.

Weighted average number of shares outstanding were 4,722,032 and 5,796,581 for 2004 and 2003, respectively.

Recent Accounting Pronouncements Affecting the Company

In March 2004, the FASB reached a consensus on Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments, “ which provides guidance to determine the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to–maturity (including individual securities and investments in mutual funds), and investments accounted for under the cost method or the equity method.  The guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004.  The adoption of Issue No. 03-1 has not had any impact on the Company’s financial statements and results of operations.

In April 2004, the EITF reached consensus on EITF Issue No. 03-6, “Participating Securities and the Two Class Method under FASB Statement No. 128” (“EITF 03-6”).  EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in the dividends and earnings of the company when, and if, it declares dividends on its common stock.  EITF 03-6 also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security.  EITF 03-6 is effective for fiscal periods beginning after March 31, 2004 and requires retroactive restatement of prior earnings per share amounts.  The adoption of EITF No. 03-6 has not had a material impact on the Company’s financial statements and results of operations.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont'd)

In August 2004, Section 409 of the Sarbanes-Oxley Act required changes and enhancements to Form 8-K to provide “real time” disclosure of current events for investors on a timelier basis.  Under Section 409, issuers now have only 4 business days to file Form 8-K’s and new reporting sections have been added.

In December 2004, the FASB issued a revision of SFAS No. 123 “Share-Based Payment” (No. 123R).  The statement establishes standards for accounting for transactions in which an entity exchanges its equity investments for goods and services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  The statement does not change the accounting guidance for share-based payments with parties other than employees.  The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  A public entity will initially measure the cost of employee services received in exchange for an award of a liability instrument based on its current fair value; the fair valued of that award will be remeasured subsequently at each reporting date through the settlement date.  Changes in fair value during the requisite service period will be recognized as compensation over that period.  The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments.  The Company will be required to comply with this pronouncement for periods beginning after December 15, 2005.

In December 2004, the FASB issued SFAS No. 153 “Exchange of Non-monetary Assets – an amendment of APB Opinion No. 29.”  Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity.  This statement is effective for exchanges of non-monetary assets occurring after June 15, 2005.  The application of this statement is not expected to have an impact on the Company’s financial statements.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 2 – INVESTMENTS

Trading Securities

At December 31, 2004, Cordia did not have any investments to report.  However, during fiscal year 2003, the Company held common shares of eLEC Communications Corp. (“eLEC”), which were sold prior to December 31, 2003.  All investments were classified as trading securities and accordingly, stated at fair value, which is based on market quotes. Adjustments to fair value of the equity securities are recorded as an increase or decrease in investment income in the accompanying statements of operations.

The cost of securities sold is based on the specific identification method. The following is a reconciliation of gain on investments from continuing operations during the years ended December 31, 2004 and 2003.

	2004	2003

Net change in unrealized gain (losses)	$ -	$ -
Realized gain	$ -	$ 3,750

	$ -	$ 3,750

The Company recorded no proceeds for the year ended December 31, 2004 and realized proceeds of $6,550 for the year ended 2003, from the sale of investments.

NOTE 3 - SALE OF BUSINESS SEGMENTS

Sale of Insurance Subrogation Group, Inc (“ISG”)

On March 3, 2003, Cordia sold its equity interests in ISG to West Lane Group, Inc., a company owned by the then current management of ISG for a purchase price of $750,000.  The purchase price was represented by a two-year promissory note, which bore interest at a rate of 6% per annum and was secured by 700,000 shares of Cordia’s stock owned by West Lane.  Cordia also entered into a licensing and services agreement, whereby ISG purchased an unlimited license to SUBRO AGS software. Upon execution of the licensing and services agreement, ISG paid Cordia $100,000 and pursuant to the terms of the agreement, agreed to make monthly payments of $6,000 (including interest) for a twenty-five (25) month period in exchange for Cordia’s agreement to provide software updates and maintenance as necessary during this period.

The following is a summary of the sale transaction of ISG:

Assets sold	$ (872,726)
Liabilities assumed by buyer	1,615,335
Note received	750,000
Write-off of inter-company receivables and payables	61,697

Gain on sale, before income taxes	$ 1,554,306

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 3 - SALE OF BUSINESS SEGMENTS  (cont’d)

As a result of the sale of ISG, employee stock options to purchase 83,000 common shares of the Company at $7.50 per share expired.

In two transactions occurring in December 2003 and February 2004, respectively, the Company agreed to accept a total of 1,725,001 shares of its common stock owned by West Lane Group, Inc. and a fifteen (15) month option to purchase 100,000 additional shares of its common stock at $.40 per share to satisfy the remaining principal balance of the promissory note pursuant to a Mutual Release and Satisfaction of Promissory Note and License Agreement.  A total of 1,725,001 shares were transferred to the Company during the first quarter of 2004 and all were thereafter retired resulting in a reduction of total outstanding shares, as of February 18, 2004 to 4,431,210 shares.

The following is a summary of the revenues and loss from operations of the discontinued business segments:

	Year Ended December 31,

	2004	2003
Revenues:
Subrogation Service Revenue, net	$ -	$ 631,361
Claims Administration income	$ -	197,667

Total Revenues	$ -	$ 829,028

Loss before income taxes	$ -	$ (140,726)

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company periodically borrows funds from shareholders and affiliates of shareholders. The loans bear interest at a rate of 12% per annum and are payable on demand. Interest expense resulting from related party loans totaled $2,040 and $673 during the years ended December 31, 2004 and 2003, respectively.

NOTE 5 - STOCKHOLDERS' EQUITY

On May 23, 2003, Cordia’s shareholders voted to amend the 2001 Equity Incentive Plan (the "Plan") by authorizing an additional 1,000,000 shares. The total number of shares of Cordia's common stock authorized for issuance under the Plan is 6,000,000, subject to adjustment for events such as stock dividends and stock splits.

The Plan is administered by a committee of the board of directors having full and final authority and discretion to determine when and to whom awards should be granted. The committee will also determine the terms, conditions and restrictions applicable to each award. Transactions under the Plan are summarized as follows:

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 5 - STOCKHOLDERS' EQUITY (cont’d)

	Stock Options	Exercise Price

Balance, January 1, 2003	146,000	$2.00 to 7.50

Granted with 5 year vesting	915,000	0.60
Exercised and forfeited	(133,000)	.60 to 7.50

Balance, December 31, 2003	928,000

Granted with 5 year vesting	209,000	0.40
Exercised	-
Expired	(200,000)	0.40

Balance, December 31, 2004	937,000	.40 to 7.50

In electing to follow APB 25 for expense recognition purposes, the Company is obliged to provide the expanded disclosures required under SFAS No. 123 for stock-based compensation granted in 1996 and thereafter. The fair value of the employee stock options granted during 2004 and 2003 was approximately, $114,000 and $266,000, respectively, based on the Black-Scholes option valuation model. For purposes of pro forma disclosures, stock-based compensation is recognized over the vesting period as vesting requirements are fulfilled.

The following table compares 2004 and 2003 results as reported to the results had the Company adopted the expense recognition provisions of SFAS No. 123:

	As reported	Pro Forma

2004
Net Loss	$ (169,800)	$ (284,000)
Loss per share	$ (.04)	$ (.06)

2004
Net Income	$ 584,000	$ 318,000
Income per share	$ 0.10	$ 0.06

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 5 - STOCKHOLDERS' EQUITY (cont’d)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2004 and 2003 respectively:  expected volatility of 107.08% and 328%; risk-free rate of 3.31% and 1.8%; and expected life of 4 years and 2.5 years.

The effects of applying SFAS 123 in the above pro forma disclosures are not indicative of future amounts as future amounts are likely to be affected by the number of grants awarded and since additional awards are generally expected to be made at varying prices.

NOTE 6 – INCOME TAXES

The tax effect of the temporary differences that give rise to deferred tax assets are presented below:

	2004	2003

Accounts Receivable	$ 250,000	$ 44,000
Net Operating Losses	729,000	867,000
Valuation Allowances	(979,000)	(911,000)

	$ -	$ -

A full valuation allowance was provided for such deferred tax assets, since, in managements opinion, the realizability of such assets was uncertain in light of operating losses incurred to date. The Company periodically reviews the adequacy of the valuation allowance and will recognize benefits only if a reassessment indicates that it is more likely than not that the benefits will be realized.

The Company and its subsidiaries have incurred losses since inception that have generated net operating loss carryforwards aggregating approximately $2,000,000 at December 31, 2004 for federal and state income tax purposes.  These carryforwards are available to offset future taxable income and expire at various years through 2023.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 7 – COMMITMENTS

Operating Leases

The Company is committed for annual rentals under two separate non-cancelable operating leases (including the lease disclosed in Note 8(a) below) for its office space. Future minimum rental commitments under these leases for years subsequent to December 31, 2004 are as follows:

Year Ending
December 31:

2005	$ 163,590
2006	166,430
2007	173,995
2008	173,995
2009	178,720
2010	113,400

$ 970,130

Rent and other occupancy charges included in operating expenses was $163,195 and $74,761 for the years ended December 31, 2004 and 2003, respectively.

Employee Benefit Plan

In 2004, the Company began the “Cordia Corporation 401(k) Profit Sharing Plan” covering all eligible employees. Under the plan, the Company matches on an elective basis, 50% of the first 6% contributed by the employee, for an aggregate maximum of 3%. Participating employees shall become vested in employer contributions after 3 years of service. If a participating employee is terminated or resigns before the 3 year vesting period employer contributions shall be forfeited.  The plan became effective January 1, 2004 and employee and employer contributions commenced April 16, 2004.  As of December 31, 2004, employee contributions totaled $53,745 and employer contributions totaled $22,942.

NOTE 8 - SUBSEQUENT EVENTS

(a) Lease Agreement

As of January 13, 2005, the Company entered into a lease agreement for an additional 4,725 square feet of rental space in White Plains, New York from its current landlord.  The rental price is $8,663 per month plus utilities for a term of five years, expiring July 31, 2010, with incremental annual increases in rent commencing in year three of the lease term.  This additional space will house an inbound/outbound call center, development team, and technical support for the Company’s Voice Over Internet Protocol business.

CORDIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 8 - SUBSEQUENT EVENTS (cont’d)

(b)  Company’s Common Stock Purchase

On December 28, 2004, the Company gave West Lane Group, Inc. written notice of its intention to exercise its option to purchase 100,000 shares at $0.40 per share pursuant to an option agreement entered into between the parties as described in Note 3.  The shares were transferred to the Company on February 9, 2005.

(c) Preferred Stock Purchase Agreement

On March 7, 2005, the Company consummated a private placement with Barron Partners, L.P., (“Barron”) a Delaware limited partnership in which the Company issued 1,500,000 shares of series A convertible preferred stock, and issued warrants to purchase 750,000 shares of its common stock at $2.00 per share and warrants to purchase 750,000 shares of its Company’s common stock at $4.00 per share.  Barron’s cash consideration for the series A convertible preferred stock and warrants total $1,500,000.

(d)  Verizon Agreement

On January 21, 2005, Company’s subsidiary, Cordia Communications, Corp. entered into a multi-year commercial wholesale services agreement with Verizon Communications, Inc. This agreement enables the Company to have continued access to Verizon’s underlying network.

PART 11 – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - Indemnification of Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with Cordia or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$706.20
Transfer Agent fees	$1,500.00
Accounting and auditing fees and expenses	$7,500.00
Legal fees and expenses	$5,000.00

Total	$14,706.20

Item 26.  Recent Sales of Unregistered Securities

There were no sales of unregistered securities during the twelve-month period ending December 31, 2004.  In 2005, we completed a private placement of series A convertible preferred stock and warrants as discussed in Note 8(c) of the Notes to Consolidated Financial Statements – Years ended December 31, 2004 and 2003. Under the terms of the private placement we raised $1,500,000 through the sale of preferred stock and warrants.  The terms of the private placement require us to file a registration statement to register the shares of common stock in anticipation of the potential conversion of the preferred stock and/or exercise of the warrants.  The preferred stock and warrants were sold to one party who is an accredited investor as defined by Rule 501 of Regulation D of the Securities Exchange Act.  In relation to this placement, we filed a Form D on March 7, 2005. We believe we qualify for an exemption under Rule 506 of Regulation D.

Item 27.  Exhibits

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed.

Exhibit No.	Description
2.1	Articles of Incorporation (incorporated by reference to Exhibit B(1) to our Form 10-Q filed with the Commission on May 16, 2000).

2.2	Revised Bylaws (incorporated by reference to Exhibit B(4) to our Form 10-Q filed with the Commission on May 16, 2000).

2.3	Articles of Merger of Vestex, Inc. and CyberopticLabs, Inc. (incorporated by reference to
Exhibit B(2) to our Form 10-Q filed with the Commission on May 16, 2000)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our
Form 10-KSB filed with the Commission on April 14, 2001).

5.1	Legal Opinion

10.1	Cordia Corporation 2001 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Form 10-KSB filed with the Commission on April 14, 2001).

10.2	Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Commission on March 7, 2005)

10.3	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the Commission on March 7, 2005).

10.4	Certificate of Designation of Preferences (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the Commission on March 7, 2005).

10.5	Common Stock Purchase Warrant A (incorporated by reference to Exhibit 10.4 to our Form 8-K filed with the Commission on March 7, 2005).

10.6	Common Stock Purchase Warrant B (incorporated by reference to Exhibit 10.5 to our Form 8-K filed with the Commission on March 7, 2005).

10.7	Amendment to Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Form 8-K/A filed with the Commission on March 11, 2005).

10.8	Agreement to Clarify the Terms of Warrant A and Warrant B (incorporated by reference to Exhibit 10.1 to our Form 8-K/A filed with the Commission on April 6, 2005).

10.9	Common Stock Purchase Warrant A corrected as of April 6, 2005 (incorporated by reference to Exhibit 10.2 to our Form 8-K/A filed with the Commission on April 6, 2005).

10.10	Common Stock Purchase Warrant B corrected as of April 6, 2005 (incorporated by reference to Exhibit 10.3 to our Form 8-K/A filed with the Commission on April 6, 2005).

10.11	Amendment to Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to our Form 8-k filed with the Commission on April 27, 2005).

10.12	Qwest Master Services Agreement for Qwest Platform Plus Service

10.13	Verizon Wholesale Advantage Services Agreement  (certain portions have been omitted based upon a request for confidential treatement; Non public information has been filed with the Commission)

11.1	 Computation of Per Share Earnings (incorporated by reference to Exhibit 11.1 to our Form 10-QSB
Filed with the Commission on August 15, 2005)

21	Subsidiaries - (incorporated by reference to Exhibit 21 to our Form 10-KSB filed with the Commission on March 29, 2005.

23.1	Consent of Victor D. Schwarz, LLC, Attorneys at Law (see exhibit 5.1)

23.2	Consent of Lazar Levine & Felix, LLP – Independent Registered Public Accounting Firm

Item 28.  Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration Statement; and

	(c)	include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of White Plains, State of New York on August 15, 2005.

                                                                                              CORDIA CORPORATION

Date: August 15, 2005                                                   By: /s/ Joel Dupré
                                                                                              -------------------------------------
                                                                                               Joel Dupré
                                                                                              President and Chief Executive Officer

Date: August 15, 2005                                                     By: /s/ Lorie M. Guerrera
                                                                                              -------------------------------------
                                                                                               Lorie M. Guerrera
                                                                                              Chief Accounting Officer
                                                                                              (Principal financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on August 15, 2005.

                  Signature                                               Title
                 ------------                                               ------

         /s/Joel Dupré                                                  Chairman of the Board, Chief Executive Officer

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         /s/Patrick Freeman                                         President, Director
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         /s/Wesly Minella                                            Secretary, Director
       ----------------------------------

         /s/John Scagnelli                                            Director
       ----------------------------------

        /s/  Gandolfo Verra                                         Director

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